Form 10-K, Exhibit 13
period 1996-12-31
AMERICAN INCOME PARTNERS V C LTD PARTNERSHIP
filed 1997-03-31
CIK 847559

                          AMERICAN INCOME PARTNERS V



               American Income Partners V-C Limited Partnership


               Annual Report to the Partners, December 31, 1996

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS



                                                                    Page
                                                                    ----


SELECTED FINANCIAL DATA                                                2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                  3-6


FINANCIAL STATEMENTS:

Report of Independent Auditors                                         7

Statement of Financial Position
at December 31, 1996 and 1995                                          8

Statement of Operations
for the years ended December 31, 1996, 1995 and 1994                   9

Statement of Changes in Partners' Capital
for the years ended December 31, 1996, 1995 and 1994                  10

Statement of Cash Flows
for the years ended December 31, 1996, 1995 and 1994                  11

Notes to the Financial Statements                                  12-19

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                               20

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                               21

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as
Required by Section 10.4 of the Amended and
and Restated Agreement and Certificate of
Limited Partnership                                                   22

                            SELECTED FINANCIAL DATA


    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1996:


          Summary of
          Operations                  1996         1995         1994          1993           1992
--------------------------------  -----------  -----------  -----------  -------------  ------------
Lease revenue                      $2,994,157   $3,617,207   $5,021,135   $ 5,756,394    $ 6,612,097

Net income (loss) before           $2,350,010   $1,781,012   $  554,771   $(3,311,187)   $   334,921
     extraordinary item

     Extraordinary item                    --           --           --            --        235,659
                                   -----------  -----------  -----------  -------------  -----------
Net income (loss)                  $2,350,010   $1,781,012   $  554,771   $(3,311,187)   $   570,580

Per Unit:
     Net income (loss)
     before extradordinary item    $     2.40   $     1.82   $     0.57   $     (3.38)   $      0.34

            Extraordinary item             --           --           --            --           0.24
                                   -----------  -----------  -----------  -------------  -----------
     Net income (loss)             $     2.40   $     1.82   $     0.57   $     (3.38)   $      0.58

     Cash distributions            $     4.97   $     2.00   $     2.37   $      1.56    $      3.75


      Financial Position
--------------------------------

Total assets                       $2,642,076   $5,978,807   $8,276,250   $12,676,603    $21,391,932

Total long-term obligations        $  329,370   $  786,755   $2,684,559   $ 5,374,251    $ 8,596,255

Partners' capital                  $2,124,515   $4,644,639   $4,822,454   $ 6,593,790    $11,435,312


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Year ended December 31, 1996 compared to the year
          ended December 31, 1995 and the year ended December 31, 1995 compared to the year ended December 31, 1994

Overview
--------

  American Income Partners V-C Limited Partnership (the "Partnership") was organized in 1989 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. As a result of the Partnership's age and a declining equipment portfolio, the General Partner is evaluating a variety of transactions that will reduce the Partnership's prospective costs to operate as a publicly registered limited partnership and, therefore, enhance overall cash distributions to the limited partners. Such a transaction might involve the sale of the Partnership's remaining equipment or a transaction that would allow for the consolidation of the Partnership's expenses with other similarly-organized equipment leasing programs. In order to increase the marketability of the Partnership's remaining equipment, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness. This may negatively effect short-term cash distributions.


Results of Operations
---------------------

  For the year ended December 31, 1996, the Partnership recognized lease revenue of $2,994,157 compared to $3,617,207 and $5,021,135 for the years ended December 31, 1995 and 1994, respectively. Lease revenue for the year ended December 31, 1996 includes the receipt of $872,305 of lease termination rents received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below). The decrease in lease revenue from 1994 to 1996 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

  The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

  In 1996, the Partnership sold equipment having a net book value of $2,532,852 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $710,612 compared to a net gain of $668,121 in 1995 on equipment having a net book value of $204,486 and a net gain of $233,506 in 1994 on equipment having a net book value of $612,492. The 1996 equipment sales included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $7,779,992 and $1,238,414, respectively, which the Partnership sold to the existing lessee in July 1996. In connection with these sales, the Partnership realized sale proceeds of $2,019,055, which resulted in a net gain, for financial statement purposes, of $780,641. These aircraft were sold prior to the expiration of the related lease term. The Partnership also realized lease termination rents equal to $872,305 relating to these aircraft. In addition, equipment sales in 1996 included the Partnership's interest in a vessel with an original cost and net book value of $2,782,137 and

$1,230,287, respectively, which the Partnership sold to a third party in September 1996. In connection with this sale, the Partnership realized net sale proceeds of $944,213, which resulted in a net loss, for financial statement purposes, of $286,074. This equipment was sold prior to the expiration of the related lease term. This sale was effected in connection with a joint remarketing effort involving 15 individual leasing programs sponsored by EFG, consisting of the Partnership and 14 affiliates. See Note 3 for further discussion of this transaction.

    It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Partnership, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

    Depreciation and amortization expense was $1,097,986, $2,107,857 and $4,054,163 for the years ended December 31, 1996, 1995 and 1994, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. (See Note 2 to the financial statements herein.)

    Interest expense was $51,188 or 1.7% of lease revenue in 1996, $149,961 or 4.2% of lease revenue in 1995 and $396,215 or 7.9% of lease revenue in 1994. Interest expense in future periods will continue to decline in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt. In addition, the General Partner expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness (see Overview).

    Management fees were approximately 4.8%, 4.2%, and 4% of lease revenue during the years ended December 31, 1996, 1995 and 1994, respectively. Management fees for the year ended December 31, 1996 include $7,731, resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

    Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. Collectively, operating expenses represented 5.8%, 4.2% and 1.9% of lease revenue in 1996, 1995 and 1994, respectively. The increase in operating expenses during 1995 and 1996 compared to 1994 was due primarily to heavy maintenance and airframe overhaul costs incurred or accrued in connection with the Partnership's interests in two Boeing 727 aircraft. During 1996, the Partnership received $21,112 from the former lessee of these aircraft, representing a partial reimbursement of such costs. In 1996, the Partnership entered into a new 36-month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $3,900 per month (see discussion below relating to the second aircraft). The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

Liquidity and Capital Resources and Discussion of Cash Flows
------------------------------------------------------------

    The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,940,262 and $3,631,082, and $4,349,082 for the years ended December 31, 1996, 1995, and 1994, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

    Ultimately, the Partnership will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

    Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the year ended December 31, 1996, the Partnership expended $65,700 to replace certain aircraft engines to facilitate the re-lease of an aircraft, in which the Partnership has an ownership interest, to Transmeridian Airlines (see discussion below). In 1994, the Partnership capitalized $49,500 of refurbishment costs incurred to upgrade equipment. Also in 1994, equipment in the amount of $161,340 was acquired in connection with pre-existing lease agreements. During 1996, the Partnership realized $3,243,464 in equipment sale proceeds compared to $872,607 and $845,998 in 1995 and 1994, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

    On November 30, 1995, upon the expiration of its lease term, Northwest Airlines, Inc., returned a Boeing 727-251 Advanced aircraft (the "Aircraft") in which the Partnership has a 6% ownership interest. The aircraft had a cost and net book value to the Partnership of approximately $649,000 and $95,000, respectively, at December 31, 1996. The Aircraft is currently undergoing heavy maintenance expected to cost the Partnership approximately $34,000, all of which was incurred or accrued during the year ended December 31, 1996. The Partnership had entered into a 28-month lease agreement with Transmeridian Airlines effective upon completion of the heavy maintenance. However, as a result of delays in completing the heavy maintenance, the Aircraft could not be delivered to the lessee on the stipulated date, resulting in the cancellation of the agreement. The General Partner is currently negotiating a new lease agreement for the aircraft.

    In 1994, the Partnership incurred and capitalized costs of $270,000 to refurbish and improve a cargo vessel leased by Gearbulk Shipowning Ltd. ("Gearbulk"), pursuant to the terms of an extended and renegotiated lease contract with Gearbulk. Refurbishment costs were financed by a third-party lender and shared between the Partnership and other affiliated partnerships in proportion to their respective ownership interests. The cargo vessel was subsequently sold in September 1996 in connection with a joint remarketing effort involving 15 individual equipment leasing programs sponsored by EFG, consisting of the Partnership and 14 affiliates. See Note 3 to the financial statements herein.

    The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are
reported as a component of financing activities.    Each note payable is
recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. The amount of cash used to repay debt obligations is scheduled to decline as the principal balance of notes payable is reduced through the collection and application of rents. The General Partner also expects to use a portion of the Partnership's available cash and future cash flow to retire indebtedness (see Overview), which will be fully amortized in 1997.

    Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1996, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $4,870,134. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Recognized Owners were allocated 95% of these distributions, or $4,626,627, and the General Partner was allocated 5%, or $243,507. The fourth quarter 1996 cash distribution was paid on January 13, 1997.

    Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Partnership's equipment portfolio.

    The future liquidity of the Partnership will be influenced by the foregoing and will be greatly dependent upon the collection of contractual rents and the outcome of residual activities. The General Partner anticipates that cash proceeds resulting from these sources will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of future quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


To the Partners of American Income Partners V-C Limited Partnership:

    We have audited the accompanying statements of financial position of American Income Partners V-C Limited Partnership as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-C Limited Partnership at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Additional Financial Information identified in the Index to Annual Report to the Partners is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                                               ERNST & YOUNG LLP



Boston, Massachusetts
March 14, 1997

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                          December 31, 1996 and 1995


                                                     1996          1995
                                                 ------------  ------------

ASSETS
------

Cash and cash equivalents                         $1,584,360    $1,173,376
Rents receivable, net of allowance for
   doubtful accounts of $15,000                       37,611       178,631
Accounts receivable - affiliate                       76,774       118,331
Equipment at cost, net of accumulated
   depreciation of $7,893,295 and
   $17,709,239 at December 31, 1996 and 1995,
   respectively                                      943,331     4,508,469
                                                  ----------    ----------

     Total assets                                 $2,642,076    $5,978,807
                                                  ==========    ==========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

Notes payable                                     $  329,370    $  786,755
Accrued interest                                       2,609         5,944
Accrued liabilities                                   26,950        20,000
Accrued liabilities - affiliate                       14,814         6,765
Deferred rental income                                33,634        24,997
Cash distributions payable to partners               110,184       489,707
                                                  ----------    ----------
     Total liabilities                               517,561     1,334,168
                                                  ----------    ----------
Partners' capital (deficit):
  General Partner                                   (925,284)     (799,277)
  Limited Partnership Interests
  (930,443 Units; initial purchase
   price of $25 each)                              3,049,799     5,443,916
                                                  ----------    ----------
     Total partners' capital                       2,124,515     4,644,639
                                                  ----------    ----------
     Total liabilities and partners' capital      $2,642,076    $5,978,807
                                                  ==========    ==========


                  The accompanying notes are an integral part
                         of these financial statements.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
              for the years ended December 31, 1996, 1995 and 1994



                                             1996         1995          1994
                                          -----------  -----------  -----------

Income:
   Lease revenue                           $2,994,157   $3,617,207   $5,021,135
   Interest income                            113,568       57,300       43,767
   Gain on sale of equipment                  710,612      668,121      233,506
                                           ----------   ----------   ----------
       Total income                         3,818,337    4,342,628    5,298,408
                                           ----------   ----------   ----------

Expenses:
   Depreciation and amortization            1,097,986    2,107,857    4,054,163
   Interest expense                            51,188      149,961      396,215
   Equipment management fees - affiliate      144,187      153,107      200,361
   Operating expenses - affiliate             174,966      150,691       92,898
                                           ----------   ----------   ----------
       Total expenses                       1,468,327    2,561,616    4,743,637
                                           ----------   ----------   ----------

Net income                                 $2,350,010   $1,781,012   $  554,771
                                           ==========   ==========   ==========

Net income
   per limited partnership unit            $     2.40   $     1.82   $     0.57
                                           ==========   ==========   ==========
Cash distributions declared
   per limited partnership unit            $     4.97   $     2.00   $     2.37
                                           ==========   ==========   ==========



                  The accompanying notes are an integral part
                         of these financial statements.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1996, 1995 and 1994



                                  General      Recognized Owners
                                  Partner    ---------------------
                                  Amount      Units      Amount        Total
                                -----------  -------  ------------  ------------

Balance at December 31, 1993     $(701,821)  930,443  $ 7,295,611   $ 6,593,790
Net income - 1994                   27,739        --      527,032       554,771
Cash distributions declared       (116,305)       --   (2,209,802)   (2,326,107)
                                 ---------   -------  -----------   -----------
Balance at December 31, 1994      (790,387)  930,443    5,612,841     4,822,454
Net income - 1995                   89,051        --    1,691,961     1,781,012
Cash distributions declared        (97,941)       --   (1,860,886)   (1,958,827)
                                 ---------   -------  -----------   -----------
Balance at December 31, 1995      (799,277)  930,443    5,443,916     4,644,639
Net income - 1996                  117,500        --    2,232,510     2,350,010
Cash distributions declared       (243,507)       --   (4,626,627)   (4,870,134)
                                 ---------   -------  -----------   -----------
Balance at December 31, 1996     $(925,284)  930,443  $ 3,049,799   $ 2,124,515
                                 =========   =======  ===========   ===========

                  The accompanying notes are an integral part
                         of these financial statements.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1996, 1995 and 1994

                                                            1996            1995            1994
                                                        ------------    ------------    -----------
Cash flows from (used in) operating activities:
Net income                                              $ 2,350,010     $ 1,781,012     $   554,771

Adjustments to reconcile net income
   to net cash from operating activities:
   Depreciation and amortization                          1,097,986       2,107,857       4,054,163
   Gain on sale of equipment                               (710,612)       (668,121)       (233,506)

Changes in assets and liabilities:
   Decrease in:
       Rents receivable                                     141,020          25,988         145,660
       Accounts receivable - affiliate                       41,557         483,744          73,385
   Increase (decrease) in:
       Accrued interest                                      (3,335)        (27,280)        (71,731)
       Accrued liabilities                                    6,950           4,500           2,000
       Accrued liabilities - affiliate                        8,049         (55,739)         62,504
       Deferred rental income                                 8,637         (20,879)       (238,164)
                                                        -----------     -----------     -----------
         Net cash from operating activities               2,940,262       3,631,082       4,349,082
                                                        -----------     -----------     -----------
Cash flows from (used in) investing activities:
   Purchase of equipment                                    (65,700)             --        (210,840)
   Proceeds from equipment sales                          3,243,464         872,607         845,998
                                                        -----------     -----------     -----------
         Net cash from investing activities               3,177,764         872,607         635,158
                                                        -----------     -----------     -----------
Cash flows used in financing activities:
   Principal payments - notes payable                      (457,385)     (1,897,804)     (2,959,692)
   Distributions paid                                    (5,249,657)     (2,081,253)     (2,020,041)
                                                        -----------     -----------     -----------
        Net cash used in financing activities            (5,707,042)     (3,979,057)     (4,979,733)
                                                        -----------     -----------     -----------
Net increase in cash and cash equivalents                   410,984         524,632           4,507

Cash and cash equivalents at beginning of year            1,173,376         648,744         644,237
                                                        -----------     -----------     -----------
                                                        $ 1,584,360     $ 1,173,376     $   648,744
Cash and cash equivalents at end of year                ===========     ===========     ===========


Supplemental disclosure of cash flow information:       $    54,523     $   177,241     $   467,946
   Cash paid during the year for interest               ===========     ===========     ===========


Supplemental schedule of non-cash investing and financing activities:
  In 1994, the Partnership capitalized $270,000 of refurbishment costs incurred to upgrade certain equipment, all of which was financed by a third-party lender.


                 The accompanying notes are an integral part
                        of these financial statements.

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                               December 31, 1996


NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
---------------------------------------------

    The Partnership was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on December 27, 1989 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On May 21, 1990, the Partnership issued 930,443 units, representing assignments of limited partnership interests (the "Units"), to 1,550 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned subsidiary are the 99% limited partners, and AFG Programs, Inc., which is wholly-owned by Geoffrey A. MacDonald, is the 1% general partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

    Significant operations commenced May 22, 1990 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner. Payout will occur when the Recognized Owners have received distributions equal to their original investment plus a cumulative annual return of 11% (compounded quarterly) on undistributed invested capital.

    Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and EFG (collectively, the "Management Agreement"), management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services. (Also see Note 4.)

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Equipment Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

    The general partner of EFG, with a 1% controlling interest, is Equis Corporation, a Massachusetts corporation owned and controlled entirely by Gary
D. Engle, its President and Chief Executive Officer. Equis Corporation also owns a controlling 1% general partner interest in EFG's 99% limited partner, GDE Acquisition Limited Partnership ("GDE LP"). Equis Corporation and GDE LP were established in December 1994 by Mr. Engle for the sole purpose of acquiring the business of AFG.

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party (the "Buyer"). AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG agreed not to compete with the Buyer's lease origination business for a period of five years; however, EFG is permitted to originate certain equipment leases, principally those involving non-investment grade lessees and ocean-going vessels, which are not in competition with the Buyer. In addition, the sale agreements specifically reserved to EFG the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)

assets owned by the Partnership and the Other Investment Programs, including the right to satisfy all required equipment acquisitions utilizing either brokers or the Buyer. Geoffrey A. MacDonald, Chairman of Equis Corporation and Gary D. Engle agreed not to compete with the sold business on terms and conditions similar to those for the Company.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Statement of Cash Flows
-----------------------

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1996, the Partnership had $1,485,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

Revenue Recognition
-------------------

    Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $1,011,709 are due as follows:


    For the year ending December 31, 1997     $  752,086
                                     1998        188,415
                                     1999         31,648
                                     2000         31,648
                                     2001          7,912
                                               ----------
                                     Total     $1,011,709
                                               ==========


    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1996, 1995, and 1994 are as follows:

                                 1996           1995           1994
                              -----------    -----------    -----------
Northwest Airlines, Inc.       $1,581,666     $1,298,262     $1,416,059
Gearbulk Shipowning Ltd.       $  336,440     $  498,438             --
Shell Oil Company              $  346,564             --             --

Use of Estimates
----------------

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


Equipment on Lease
------------------

    All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. Equipment cost represents asset base price plus acquisition fees and was determined in accordance with the Restated Agreement, as amended, and certain regulatory guidelines. Asset base price is affected by the relationship of the seller to the Partnership as summarized herein. Where the seller of the equipment was EFG or an affiliate, asset base price was the lower of (i) the actual price paid for the equipment by EFG or the affiliate plus all actual costs accrued by EFG or the affiliate while carrying the equipment less the amount of all rents earned by EFG or the affiliate prior to selling the equipment or (ii) fair market value as determined by the General Partner in its best judgment, including all liens and encumbrances on the equipment and other actual expenses. Where the seller of the equipment was a third party who did not manufacture the equipment, asset base price was the lower of (i) the price invoiced by the third party or (ii) fair market value as determined by the General Partner. Where the seller of the equipment was a third party who also manufactured the equipment, asset base price was the manufacturer's invoice price, which price was considered to be representative of fair market value.

Depreciation and Amortization
-----------------------------

    The Partnership's depreciation policy is intended to allocate the cost of equipment over the period during which it produces economic benefit. The principal period of economic benefit is considered to correspond to each asset's primary lease term, which term generally represents the period of greatest revenue potential for each asset. Accordingly, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between
(i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life. Periodically, the General Partner evaluates the net carrying value of equipment to determine whether it exceeds estimated net realizable value. Adjustments to reduce the net carrying value of equipment are recorded in those instances where estimated net realizable value is considered to be less than net carrying value.

    The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Partnership and which will maximize total cash returns for each asset.

    Organization costs were amortized using the straight-line method over a period of five years.

Accrued Liabilities - Affiliate
-------------------------------

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Allocation of Profits and Losses
--------------------------------

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)



Net Income and Cash Distributions Per Unit
------------------------------------------

    Net income and cash distributions per Unit are based on 930,443 units outstanding during the years ended December 31, 1996, 1995 and 1994 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

Provision for Income Taxes
--------------------------

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
----------------------------------------------

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Partnership adopted Statement 121 in the first quarter of 1996. The adoption of Statement 121 did not have a material effect on the financial statements of the Partnership.


NOTE 3 - EQUIPMENT
------------------

    The following is a summary of equipment owned by the Partnership at December 31, 1996. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.


                                 Lease Term     Equipment
        Equipment Type            (Months)       at Cost               Location
------------------------------  -------------  ------------  -----------------------------
Construction and mining                 6-84   $ 2,550,457   AL/DE/GA/IN/WY
Aircraft                                1-36     2,132,292   KY/MN/NY
Communications                         12-84     1,790,243   CA/FL/MD
Retail store fixtures                  12-72     1,144,958   AL/DE/GA/KY/MD/MS/NC/SC/TN/VA/WV
Materials handling                      1-60       789,713   CA/GA/KY/MI/NC/NY/OH/PA/SC/TX
Motor vehicles                            36       238,583   NJ
Locomotives                            48-78       184,820   IL/PA
Computers and peripherals              12-60         5,560   LA
                                               -----------
                      Total equipment cost       8,836,626

                  Accumulated depreciation      (7,893,295)
                                               -----------
Equipment, net of accumulated depreciation     $   943,331
                                               ===========

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


    On September 30, 1996, the Partnership sold a 36% ownership interest, representing its entire ownership interest, in a cargo vessel leased by Gearbulk Shipowning Ltd. ("Gearbulk"), formerly Kristian Gerhard Jebsen Skipsrederi A/S (the "Vessel"), having an original cost to the Partnership of $2,782,137 and a net book value at September 30, 1996 of $1,230,287. The Partnership received net sale proceeds of $944,213, a portion of which was used to repay the outstanding principal balance of notes payable associated with the Vessel of $102,818. The Partnership sold its interest in the Vessel prior to the expiration of the related lease term. This sale was effected in connection with a joint remarketing effort involving 15 individual equipment leasing programs sponsored by EFG, consisting of the Partnership and 14 affiliates. In October 1996, the Partnership filed Form 8-K with the Securities and Exchange Commission which provided a description of the remarketing process and the terms of the sale.

    In 1994, the Partnership incurred and capitalized costs of $270,000 to refurbish and improve a cargo vessel leased by Gearbulk, pursuant to the terms of an extended and renegotiated lease contract with Gearbulk. Refurbishment costs were financed by a third-party lender and shared between the Partnership and other affiliated partnerships in proportion to their respective ownership interests. The cargo vessel was subsequently sold in connection with the joint remarketing effort described above.

    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1996, the Partnership's equipment portfolio included equipment having a proportionate original cost of $2,317,112, representing approximately 26% of total equipment cost.

    Certain of the equipment and related lease payment streams were used to secure term loans with third-party lenders. The preceding summary of equipment includes leveraged equipment having an original cost of approximately $2,077,000 and a net book value of approximately $283,000 at December 31, 1996. (See Note 5.)

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for re-lease or sale with an original cost and net book value of approximately $818,000 and $95,000, respectively, at December 31, 1996. This equipment includes the Partnership's proportionate interest in a Boeing 727-251 Advanced aircraft (the "Aircraft"), formerly leased to Northwest Airlines Inc. ("Northwest"), having a cost and net book value of approximately $649,000 and $95,000, respectively at December 31, 1996. This aircraft was returned upon expiration of its lease term on November 30, 1995 and is currently undergoing heavy maintenance expected to cost the Partnership $34,000, all of which was accrued or incurred during the year ended December 31, 1996. The Partnership had entered into a 28-month lease agreement with Transmeridian Airlines effective upon completion of the heavy maintenance. However, as a result of delays in completing the heavy maintenance, the Aircraft could not be delivered to the lessee on the stipulated date, resulting in the cancellation of the agreement. The General Partner is currently negotiating a new lease agreement for the aircraft.

                     AMERICAN INCOME PARTNERS V-C LIMITED
                       Notes to the Financial Statements

                                  (Continued)



NOTE 4 - RELATED PARTY TRANSACTIONS
-----------------------------------

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1996, 1995 and 1994 which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                        1996           1995         1994
                                      ---------     ---------     ---------
Equipment management fees              $144,187      $153,107      $200,361
Administrative charges                   32,746        21,000        12,000
Reimbursable operating
 expenses due to third parties          142,220       129,691        80,898
                                       --------      --------      --------

                         Total         $319,153       $303,798     $293,259
                                       ========       ========     ========

    As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include all aspects of acquisition, management and sale of equipment. For acquisition services, EFG is compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to the lesser of (i) 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership or (ii) fees which the General Partner reasonably believes to be competitive for similar services for similar equipment. Both of these fees are subject to certain limitations defined in the Management Agreement. Compensation to EFG for services connected to the sale of equipment is calculated as the lesser of (i) 3% of gross sale proceeds or (ii) one-half of reasonable brokerage fees otherwise payable under arm's length circumstances. Payment of the remarketing fee is subordinated to Payout and is subject to certain limitations defined in the Management Agreement.

    Administrative charges represent amounts owed to EFG, pursuant to Section
10.4 of the Restated Agreement, as amended, for persons employed by EFG who are engaged in providing administrative services to the Partnership. Reimbursable operating expenses due to third parties represent costs paid by EFG on behalf of the Partnership which are reimbursed to EFG.

    All equipment was acquired from EFG, one of its affiliates, including other equipment leasing programs sponsored by EFG, or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, Equipment on Lease.

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1996, the Partnership was owed $76,774 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1997.

    On August 18, 1995, Atlantic Acquisition Limited Partnership ("AALP"), a newly formed Massachusetts limited partnership owned and controlled by certain principals of EFG, commenced a voluntary cash Tender Offer (the "Offer") for up to approximately 45% of the outstanding units of limited partner interest in this Partnership and 20 affiliated partnerships sponsored and managed by EFG. The Offer was subsequently amended and supplemented in order to provide additional disclosure to unitholders; increase the offer price; reduce the number of units sought to approximately 35% of the outstanding units; and extend the expiration date of the Offer to October 20, 1995. Following commencement of the Offer, certain legal actions were initiated by interested persons against AALP, each of the general partners (4 in total) of the 21 affected programs, and various other affiliates and related parties. One action, a class action brought in the United States District Court for the District

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


of Massachusetts (the "Court") on behalf of the unitholders (Recognized Owners), sought to enjoin the Offer and obtain unspecified monetary damages. A settlement of this litigation was approved by the Court on November 15, 1995. The Plaintiffs filed an appeal in this matter. On November 26, 1996, the United States Court of Appeals for the First Circuit handed down a decision affirming the Court's approval of the settlement. A second class action, brought in the Superior Court of the Commonwealth of Massachusetts (the "Superior Court") seeking to enjoin the Offer, obtain unspecified monetary damages, and intervene in the first class action, was dismissed by the Superior Court. The limited partners of the Partnership tendered approximately 59,877 units or 6.44% of the total outstanding units of the Partnership to AALP. The operations of the Partnership were not adversely affected by these proceedings or settlements. On December 1, 1996, EFG purchased a Class D interest, representing a 49% economic interest in AALP.


NOTE 5 - NOTES PAYABLE
----------------------

    Notes payable at December 31, 1996 consisted of an installment note of $329,370 payable to an institutional lender. The installment note is non-recourse, with interest rate of 9.5%. The installment note is collateralized by the equipment and assignment of the related lease payments and will be fully amortized by noncancellable rents in the year ending December 31, 1997.


NOTE 6 - INCOME TAXES
---------------------

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss, in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1996, the General Partner had a positive tax capital balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996, 1995 and 1994:

                                      1996            1995            1994
                                 --------------  --------------  --------------
Net income                         $ 2,350,010      $1,781,012      $  544,771
   Financial statement
    depreciation in excess of
    (less than) tax depreciation       365,958          (3,406)      1,324,124
   Prepaid rental income                 8,637         (20,879)       (238,164)
   Other                            (1,791,731)        176,404          45,615
                                   -----------      ----------      ----------

Net income for federal income
   tax reporting purposes          $   932,874      $1,933,131      $1,686,346
                                   ===========      ==========      ==========


    The principal component of "Other" consists of the difference between the tax gain or loss on equipment disposals and the financial statement gain or loss on disposals.

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                      Notes to the Financial Statements

                                 (Continued)


    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1996 and 1995:

                                              1996         1995
                                          ------------  -----------
Partners' capital                          $2,124,515    $4,644,639
   Add back selling commissions and
   organization and offering costs          2,611,871     2,611,871

   Financial statement distributions in
   excess of tax distributions                  5,509        24,485

   Cumulative difference between
   federal income tax and financial          (294,080)    1,123,056
   statement income (loss)                 ----------    ----------

Partners' capital for federal income
 tax reporting purposes                    $4,447,815    $8,404,051
                                           ==========    ==========

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
--------------------------

    On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and various other affiliated investment programs, filed an action in the United States District Court for the District of Massachusetts against Northwest, a lessee of the Partnership. The trustees are seeking damages from Northwest and a declaratory judgment concerning Northwest's maintenance and return obligations for certain aircraft owned by the Partnership. In addition to filing its Answer to the Plaintiffs' Complaint, Northwest also filed a motion to transfer venue of this proceeding to Minnesota. The Court denied such motion. The parties have completed the initial phase of discovery, and motions for partial summary judgment are due on March 28, 1997. At present, it is not possible to determine the ultimate outcome of this matter.

                       ADDITIONAL FINANCIAL INFORMATION

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

             for the years ended December 31, 1996, 1995 and 1994



    The Partnership classifies all rents from leasing equipment as lease revenue. Upon expiration of the primary lease terms, equipment may be sold, rented on a month-to-month basis or re-leased for a defined period under a new or extended lease agreement. The proceeds generated from selling or re-leasing the equipment, in addition to any month-to-month revenues, represent the total residual value realized for each item of equipment. Therefore, the financial statement gain or loss, which reflects the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition, may not reflect the aggregate residual proceeds realized by the Partnership for such equipment.

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1996, 1995 and 1994.

                                          1996           1995           1994
                                       -----------     ----------     ----------
Rents earned prior to disposal of
   equipment, net of interest
    charges                            $12,065,562     $3,044,646     $3,986,631

Sale proceeds realized upon
 disposition of equipment                3,243,464        872,607        845,998
                                       -----------     ----------     ----------
Total cash generated from rents
   and equipment sale proceeds          15,309,026      3,917,253      4,832,629

Original acquisition cost of
 equipment disposed                     13,446,782      3,131,695      4,205,419
                                       -----------     ----------     ----------
Excess of total cash generated to
 cost of equipment disposed            $ 1,862,244     $  785,558     $  627,210
                                       ===========     ==========     ==========

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                            SALES AND REFINANCINGS

                     for the year ended December 31, 1996




                                                    Sales and
                                    Operations    Refinancings       Total
                                  --------------  -------------  --------------

Net income                          $ 1,639,398    $   710,612     $ 2,350,010

Add:
   Depreciation                       1,097,986             --       1,097,986
   Management fees                      144,187             --         144,187
   Book value of disposed equipment          --      2,532,852       2,532,852

Less:
   Principal reduction of notes
    payable                            (457,385)            --        (457,385)
                                    -----------   ------------     -----------

   Cash from operations, sales        2,424,186      3,243,464       5,667,650
    and refinancings

Less:
   Management fees                     (144,187)            --        (144,187)
                                     -----------   ------------     -----------
   Distributable cash from
    operations, sales and
     refinancings                     2,279,999      3,243,464       5,523,463

Other sources and uses of cash:
   Cash at beginning of year          1,173,376             --       1,173,376
   Purchase of equipment                (65,700)            --         (65,700)
   Net change in receivables
    and accruals                        202,878             --         202,878

Less:
   Cash distributions paid           (2,006,193)    (3,243,464)     (5,249,657)
                                    -----------   ------------     -----------

Cash at end of year                 $ 1,584,360             --     $ 1,584,360
                                    ===========   ============     ===========

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                      SCHEDULE OF COSTS REIMBURSED TO THE
                GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                  BY SECTION 10.4 OF THE AMENDED AND RESTATED
               AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               December 31, 1996


    For the year ended December 31, 1996, the Partnership reimbursed the General Partner and its Affiliates for the following costs:



    Operating expenses                      $177,028