Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN INCOME PARTNERS V C LTD PARTNERSHIP
filed 1998-03-31
CIK 847559

                           AMERICAN INCOME PARTNERS V













                 AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP


                 Annual Report to the Partners, December 31, 1997

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                                                              PAGE
                                                                                                            ---------

SELECTED FINANCIAL DATA...................................................................................          2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................        3-6

FINANCIAL STATEMENTS:

Report of Independent Auditors............................................................................          7

Statement of Financial Position at December 31, 1997 and 1996.............................................          8

Statement of Operations for the years ended December 31, 1997, 1996 and 1995..............................          9

Statement of Changes in Partners' Capital for the years ended December 31, 1997, 1996 and 1995............         10

Statement of Cash Flows for the years ended December 31, 1997, 1996 and 1995..............................         11

Notes to the Financial Statements.........................................................................      12-19

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash Generated to Cost of Equipment Disposed.....................         20

Statement of Cash and Distributable Cash From Operations, Sales and Refinancings..........................         21

Schedule of Costs Reimbursed to the General Partner and its Affiliates as Required by Section 10.4 of the
  Amended and Restated Agreement and Certificate of Limited Partnership...................................         22


                             SELECTED FINANCIAL DATA

    The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

    For each of the five years in the period ended December 31, 1997:

                SUMMARY OF
                OPERATIONS                      1997          1996          1995          1994          1993
------------------------------------------  ------------  ------------  ------------  ------------  -------------
Lease revenue.............................  $  1,192,858  $  2,994,157  $  3,617,207  $  5,021,135  $   5,756,394

Net income (loss).........................  $    563,044  $  2,350,010  $  1,781,012  $    554,771  $  (3,311,187)

Per Unit:

  Net income (loss).......................  $       0.57  $       2.40  $       1.82  $       0.57  $       (3.38)

  Cash distributions......................  $       0.42  $       4.97  $       2.00  $       2.37  $        1.56

        Financial Position
-----------------------------------------

Total assets..............................  $  2,387,283  $  2,642,076  $  5,978,807  $  8,276,250  $  12,676,603

Total long-term obligations...............  $    --       $    329,370  $    786,755  $  2,684,559  $   5,374,251

Partners' capital.........................  $  2,274,364  $  2,124,515  $  4,644,639  $  4,822,454  $   6,593,790

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Year ended December 31, 1997 compared to the year ended December 31, 1996 and the year ended December 31, 1996 compared to
                             the year ended December 31, 1995

    Certain statements in this annual report of American Income Partner's V-C Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements and the ability of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"), to collect all rents due under the attendant lease agreements and successfully remarket the Partnership's equipment upon the expiration of such leases.

    The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. EFG's computer programs were designed and written using four digits to define the applicable year. As a result, EFG does not anticipate system failure or miscalculations causing disruptions of operations. Based on recent assessments, EFG determined that minimal modification of software is required so that its network operating system will function properly with respect to dates in the year 2000 and thereafter. EFG believes that with these modifications to the existing operating system, the Year 2000 Issue will not pose significant operational problems for its computer systems. EFG will utilize internal resources to upgrade software for Year 2000 modifications and anticipates completing the Year 2000 project by December 31, 1998, which is prior to any anticipated impact on its operating system. The total cost of the Year 2000 project is expected to be insignificant and have no effect on the results of operations of the Partnership.

OVERVIEW

    The Partnership was organized in 1989 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The value of the Partnership's equipment portfolio decreases over time due to depreciation resulting from age and usage of the equipment, as well as technological changes and other market factors. In addition, the Partnership does not replace equipment as it is sold; therefore, its aggregate investment value in equipment declines from asset disposals occurring in the normal course. The Partnership's stated investment objectives and policies contemplated that the Partnership would wind-up its operations within approximately seven years of its inception. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit. The outcome of the Class
Action Lawsuit could alter the nature of the Partnership's organization and its future business operations. See Note 6 to the accompanying financial statements.

RESULTS OF OPERATIONS

    For the year ended December 31, 1997, the Partnership recognized lease revenue of $1,192,858 compared to $2,994,157 and $3,617,207 for the years ended December 31, 1996 and 1995, respectively. Lease revenue for the year ended December 31, 1996 includes the receipt of $872,305 of lease termination rents received in connection with the sale of the Partnership's interest in two Boeing 727-Advanced aircraft in July 1996 (see below). The decrease in lease revenue from 1995 to 1997 was expected and resulted principally from primary lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

    The Partnership's equipment portfolio includes certain assets in which the Partnership holds a proportionate ownership interest. In such cases, the remaining interests are owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

    In 1997, the Partnership sold equipment having a net book value of $78,990 to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $60,576 compared to a net gain of $710,612 in 1996 on equipment having a net book value of $2,532,852 and a net gain of $668,121 in 1995 on equipment having a net book value of $204,486. The 1996 equipment sales included the sale of the Partnership's interest in two Boeing 727-Advanced jet aircraft with an original cost and net book value of $7,779,992 and $1,238,414, respectively, which the Partnership sold to the existing lessee in July 1996. In connection with these sales, the Partnership realized sale proceeds of $2,019,055, which resulted in a net gain, for financial statement purposes, of $780,641. These aircraft were sold prior to the expiration of the related lease term. The Partnership also realized lease termination rents equal to $872,305 relating to these aircraft. In addition, equipment sales in 1996 included the Partnership's interest in a vessel with an original cost and net book value of $2,782,137 and $1,230,287, respectively, which the Partnership sold to a third party in September 1996. In connection with this sale, the Partnership realized net sale proceeds of $944,213, which resulted in a net loss, for financial statement purposes, of $286,074. This equipment was sold prior to the expiration of the related lease term. This sale was effected in connection with a joint remarketing effort involving 15 individual leasing programs sponsored by EFG, consisting of the Partnership and 14 affiliates.

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

    Depreciation and amortization expense was $524,664, $1,097,986 and $2,107,857 for the years ended December 31, 1997, 1996 and 1995, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

    Interest expense was $4,589 or less than 1% of lease revenue in 1997, $51,188 or 1.7% of lease revenue in 1996 and 149,961 or 4.2% of lease revenue in 1995. The Partnership's notes payable were fully amortized during the year ending December 31, 1997.

    Management fees were approximately 4%, 4.8% and 4.2% of lease revenue during the years ended December 31, 1997, 1996 and 1995, respectively. Management fees for the year ended December 31, 1996 included $7,731, resulting from an underaccrual in 1995. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.
                                       4

    Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed. The increase in operating expenses from 1995 to 1997 is due primarily to heavy maintenance and airframe overhaul costs incurred in connection with the Partnership's interests in two Boeing 727 aircraft. In 1996, the Partnership entered into a new 36-month lease agreement with Sunworld International Airlines, Inc. to re-lease one of the aircraft at a base rent to the Partnership of $3,900 per month. In April 1997, the Partnership entered into a new 18-month lease agreement with Transmeridian Airlines to re-lease the second aircraft at a base rent to the Partnership of $4,800 per month for 8 months and $4,200 per month for 10 months. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a partnership. Other fluctuations typically occur in relation to the volume and timing of remarketing activities.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

    The Partnership by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and continue to be used to pay management fees and operating costs. Operating activities generated net cash inflows of $947,760 and $2,940,262, and $3,631,082 for the years ended December 31, 1997, 1996, and
1995, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will also decline as the Partnership experiences a higher frequency of remarketing events.

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

    Cash expended for equipment acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During 1997, the Partnership realized $118,000 in equipment sale proceeds compared to $3,243,464 and $872,607 in 1996 and 1995, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. During the year ended December 31, 1996, the Partnership expended $65,700 to replace certain aircraft engines to facilitate the re-lease of an aircraft, in which the Partnership has an ownership interest, to Transmeridian Airlines. There were no equipment acquisitions during the corresponding periods in 1996 or 1995.

    The Partnership obtained long-term financing in connection with certain equipment leases. The repayments of principal related to such indebtedness are reported as a component of financing activities. The Partnership's notes payable were fully amortized during the year ending December 31, 1997.

    Cash distributions to the General Partner and Recognized Owners are declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is presented as a component of financing activities. For the year ended December 31, 1997, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $413,195. In accordance with the Amended and Restated Agreement and Certificate of Limited Partnership, the Recognized Owners were allocated 95% of these distributions, or $392,535, and the General Partner was allocated 5%, or $20,660. The fourth quarter 1997 cash distribution was paid on January 13, 1998.

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

    The future liquidity of the Partnership will be influenced by the foregoing, as well as the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements. The General Partner anticipates that cash proceeds resulting from the collection of contractual rents and the outcome of residual activities will satisfy the Partnership's future expense obligations. However, the amount of cash available for distribution in future periods will fluctuate. Equipment lease expirations and asset disposals will cause the Partnership's net cash from operating activities to diminish over time; and equipment sale proceeds will vary in amount and period of realization. In addition, the Partnership may be required to incur asset refurbishment or upgrade costs in connection with future remarketing activities. Accordingly, fluctuations in the level of future quarterly cash distributions are anticipated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Partners V-C Limited Partnership:

    We have audited the accompanying statements of financial position of American Income Partners V-C Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-C Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

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

                                                        ERNST & YOUNG LLP

BOSTON, MASSACHUSETTS
March 10, 1998

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        STATEMENT OF FINANCIAL POSITION

                          December 31, 1997 and 1996

                                                                                            1997          1996
                                                                                        ------------  ------------
ASSETS
Cash and cash equivalents.............................................................  $  1,880,014  $  1,584,360

Rents receivable, net of allowance for doubtful accounts of $15,000 at December 31,
  1996................................................................................        21,479        37,611

Accounts receivable--affiliate........................................................       146,113        76,774

Equipment at cost, net of accumulated depreciation of $7,522,412 and $7,893,295 at
  December 31, 1997 and 1996, respectively............................................       339,677       943,331
                                                                                        ------------  ------------
    Total assets......................................................................  $  2,387,283  $  2,642,076
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND PARTNERS' CAPITAL

Notes payable.........................................................................  $    --       $    329,370
Accrued interest......................................................................       --              2,609
Accrued liabilities...................................................................         9,200        26,950
Accrued liabilities--affiliate........................................................        16,056        14,814
Deferred rental income................................................................         5,020        33,634
Cash distributions payable to partners................................................        82,643       110,184
                                                                                        ------------  ------------
    Total liabilities.................................................................       112,919       517,561
                                                                                        ------------  ------------
Partners' capital (deficit):
  General Partner.....................................................................      (917,792)     (925,284)
  Limited Partnership Interests (930,443 Units; initial purchase price of $25 each)...     3,192,156     3,049,799
                                                                                        ------------  ------------
     Total partners' capital..........................................................     2,274,364     2,124,515
                                                                                        ------------  ------------
     Total liabilities and partners' capital..........................................  $  2,387,283  $  2,642,076
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
            for the years ended December 31, 1997, 1996 and 1995

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Income:

  Lease revenue.........................................................  $  1,192,858  $  2,994,157  $  3,617,207

  Interest income.......................................................        81,917       113,568        57,300

  Gain on sale of equipment.............................................        60,576       710,612       668,121
                                                                          ------------  ------------  ------------
    Total income........................................................     1,335,351     3,818,337     4,342,628
                                                                          ------------  ------------  ------------
Expenses:

  Depreciation and amortization.........................................       524,664     1,097,986     2,107,857

  Interest expense......................................................         4,589        51,188       149,961

  Equipment management fees--affiliate..................................        48,207       144,187       153,107

  Operating expenses--affiliate.........................................       194,847       174,966       150,691
                                                                          ------------  ------------  ------------
    Total expenses......................................................       772,307     1,468,327     2,561,616
                                                                          ------------  ------------  ------------
Net income..............................................................  $    563,044  $  2,350,010  $  1,781,012
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net income per limited partnership unit.................................  $       0.57  $       2.40  $       1.82
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Cash distributions declared per limited partnership unit................  $       0.42  $       4.97  $       2.00
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The accompanying notes are an integral part of these financial statements.

               AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL
               for the years ended December 31, 1997, 1996 and 1995

                                                                  GENERAL       RECOGNIZED OWNERS
                                                                  PARTNER    -----------------------
                                                                  AMOUNT       UNITS       AMOUNT        TOTAL
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1994..................................  $  (790,387)   930,443  $  5,612,841  $  4,822,454

Net income--1995..............................................       89,051     --         1,691,961     1,781,012

Cash distributions declared...................................      (97,941)    --        (1,860,886)   (1,958,827)
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1995..................................     (799,277)   930,443     5,443,916     4,644,639

Net income--1996..............................................      117,500     --         2,232,510     2,350,010

Cash distributions declared...................................     (243,507)    --        (4,626,627)   (4,870,134)
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1996..................................     (925,284)   930,443     3,049,799     2,124,515

Net income--1997..............................................       28,152     --           534,892       563,044

Cash distributions declared...................................      (20,660)    --          (392,535)     (413,195)
                                                                -----------  ---------  ------------  ------------
Balance at December 31, 1997..................................  $  (917,792)   930,443  $  3,192,156  $  2,274,364
                                                                -----------  ---------  ------------  ------------
                                                                -----------  ---------  ------------  ------------

    The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
              for the years ended December 31, 1997, 1996 and 1995


                                                                                  1997       1996       1995
                                                                                ---------  ---------  ---------
Cash flows from (used in) operating activities:
Net income....................................................................  $ 563,044  $2,350,010 $1,781,012
Adjustments to reconcile net income to net cash from operating activities:
  Depreciation and amortization...............................................    524,664  1,097,986  2,107,857
  Gain on sale of equipment...................................................    (60,576)  (710,612)  (668,121)
  Decrease in allowance for doubtful accounts.................................    (15,000)    --         --
Changes in assets and liabilities:
  Decrease (increase) in:
    Rents receivable..........................................................     31,132    141,020     25,988
    Accounts receivable--affiliate............................................    (69,339)    41,557    483,744
  Increase (decrease) in:
    Accrued interest..........................................................     (2,609)    (3,335)   (27,280)
    Accrued liabilities.......................................................    (17,750)     6,950      4,500
    Accrued liabilities--affiliate............................................      1,242      8,049    (55,739)
    Deferred rental income....................................................     (7,048)     8,637    (20,879)
                                                                                ---------  ---------  ---------
      Net cash from operating activities......................................    947,760  2,940,262  3,631,082
                                                                                ---------  ---------  ---------
Cash flows from (used in) investing activities:
  Purchase of equipment.......................................................     --        (65,700)    --
  Proceeds from equipment sales...............................................    118,000  3,243,464    872,607
                                                                                ---------  ---------  ---------
      Net cash from investing activities......................................    118,000  3,177,764    872,607
                                                                                ---------  ---------  ---------
Cash flows used in financing activities:
  Principal payments--notes payable...........................................   (329,370)  (457,385) (1,897,804)
  Distributions paid..........................................................   (440,736) (5,249,657) (2,081,253)
                                                                                ---------  ---------  ---------
      Net cash used in financing activities...................................   (770,106) (5,707,042) (3,979,057)
                                                                                ---------  ---------  ---------
Net increase in cash and cash equivalents.....................................    295,654    410,984    524,632
Cash and cash equivalents at beginning of year................................  1,584,360  1,173,376    648,744
                                                                                ---------  ---------  ---------
Cash and cash equivalents at end of year......................................  $1,880,014 $1,584,360 $1,173,376
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------
Supplemental disclosure of cash flow information:
Cash paid during the year for interest........................................  $   7,198  $  54,523  $ 177,241
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------
Supplemental schedule of non-cash activity:

    The Partnership received $21,566 from a lessee prior to 1997, representing an equipment purchase option. These funds were classified as deferred rental income on the Statement of Financial Position at December 31, 1996. During the year ended December 31, 1997, the Partnership sold the equipment and such funds were recognized as sales proceeds.

   The accompanying notes are an integral part of these financial statements.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

NOTE 1--ORGANIZATION AND PARTNERSHIP MATTERS

    American Income Partners V-C Limited Partnership (the "Partnership") was organized as a limited partnership under the Massachusetts Uniform Limited Partnership Act (the "Uniform Act") on December 27, 1989 for the purpose of acquiring and leasing to third parties a diversified portfolio of capital equipment. Partners' capital initially consisted of contributions of $1,000 from the General Partner (AFG Leasing IV Incorporated) and $100 from the Initial Limited Partner (AFG Assignor Corporation). On May 21, 1990, the Partnership issued 930,443 units, representing assignments of limited partnership interests (the "Units"), to 1,550 investors. Unitholders and Limited Partners (other than the Initial Limited Partner) are collectively referred to as Recognized Owners. The Partnership has one General Partner, AFG Leasing IV Incorporated, a Massachusetts corporation and an affiliate of Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG"). The common stock of the General Partner is owned by AF/AIP Programs Limited Partnership, of which EFG and a wholly-owned subsidiary are the 99% limited partners, and AFG Programs, Inc., which is wholly-owned by Geoffrey
A. MacDonald, is the 1% general partner. The General Partner is not required to make any other capital contributions except as may be required under the Uniform Act and Section 6.1(b) of the Amended and Restated Agreement and Certificate of Limited Partnership (the "Restated Agreement, as amended").

    Significant operations commenced May 22, 1990 when the Partnership made its initial equipment purchase. Pursuant to the Restated Agreement, as amended, Distributable Cash From Operations and Distributable Cash From Sales or Refinancings will be allocated 95% to the Recognized Owners and 5% to the General Partner.

    Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and EFG (collectively, the "Management Agreement"), management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 4).

    EFG is a Massachusetts limited partnership formerly known as American Finance Group ("AFG"). AFG was established in 1988 as a Massachusetts general partnership and succeeded American Finance Group, Inc., a Massachusetts corporation organized in 1980. EFG and its subsidiaries (collectively, the "Company") are engaged in various aspects of the equipment leasing business, including EFG's role as Manager or Advisor to the Partnership and several other Direct-Participation equipment leasing programs sponsored or co-sponsored by EFG (the "Other Investment Programs"). The Company arranges to broker or originate equipment leases, acts as remarketing agent and asset manager, and provides leasing support services, such as billing, collecting, and asset tracking.

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

    In January 1996, the Company sold certain assets of AFG relating primarily to the business of originating new leases, and the name "American Finance Group," and its acronym, to a third party. AFG changed its name to Equis Financial Group Limited Partnership after the sale was concluded. Pursuant to terms of the sale agreements, EFG specifically reserved the rights to continue using the name American Finance Group and its acronym in connection with the Partnership and the Other Investment Programs and to continue managing all assets owned by the Partnership and the Other Investment Programs.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


STATEMENT OF CASH FLOWS

    The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and reverse repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1997, the Partnership had $1,775,929 invested in federal agency discount notes and in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.

REVENUE RECOGNITION

    Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $809,408 are due as follows:

For the year ending December 31, 1998.............................................  $ 510,045
                                 1999.............................................    259,803
                                 2000............................................     31,648
                                 2001............................................      7,912
                                 Total............................................  $ 809,408

    The Partnership entered into a new 18-month lease agreement with Transmeridian Airlines for its proportionate interest in a Boeing 727 Aircraft at a base rent to the Partnership of $4,800 per month for 8 months and $4,200 per month for 10 months, effective April 30, 1997.

    Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1997, 1996, and 1995 are as follows:

                                                                               1997         1996          1995
                                                                            ----------  ------------  ------------
Shell Oil Company.........................................................  $  346,564  $    346,564  $    --
Westinghouse Electric Company.............................................  $  194,081  $    --       $    --
Ford Motor Company........................................................  $  146,643  $    --       $    --
Transnet Limited..........................................................  $  120,836  $    --       $    --
Northwest Airlines, Inc...................................................  $   --      $  1,581,666  $  1,298,262
Gearbulk Shipowning Ltd...................................................  $   --      $    336,440  $    498,438

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

EQUIPMENT ON LEASE

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                         NOTES TO THE FINANCIAL STATEMENTS

                                    (CONTINUED)



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

ACCRUED LIABILITIES--AFFILIATE

    Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities--Affiliate (see Note 4).

ALLOCATION OF PROFITS AND LOSSES

    For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 5 concerning allocation of income or loss for income tax purposes.

NET INCOME AND CASH DISTRIBUTIONS PER UNIT

    Net income and cash distributions per Unit are based on 930,443 units outstanding during the years ended December 31, 1997, 1996 and 1995 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                         NOTES TO THE FINANCIAL STATEMENTS

                                    (CONTINUED)



PROVISION FOR INCOME TAXES

    No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3--EQUIPMENT

    The following is a summary of equipment owned by the Partnership at December 31, 1997. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1997 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                        REMAINING
                                       LEASE TERM      EQUIPMENT
EQUIPMENT TYPE                          (MONTHS)        AT COST                         LOCATION
------------------------------------  -------------  -------------  ------------------------------------------------
Construction and mining.............         0-36    $   2,399,164  DE/GA/IN/WY
Aircraft............................         0-13        2,132,292  FL/KY/MN
Communications......................            5        1,278,350  FL
Retail store fixtures...............         0-12        1,144,958  AL/DE/GA/KY/MD/MS/NC/SC/TNVA/WV
Materials handling..................         0-15          689,753  GA/MI/NC/NY/SC
Motor vehicles......................           14          212,027  NJ
Computers and peripherals...........            0            5,545  LA
                                                     -------------
Total equipment cost...............................      7,862,089
Accumulated depreciation...........................     (7,522,412)
                                                     -------------
Equipment, net of accumulated depreciation.........
                                                     $     339,677
                                                     -------------
                                                     -------------

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

    In certain cases, the cost of the Partnership's equipment represents a proportionate ownership interest. The remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment. Proportionate equipment ownership enables the Partnership to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee. At December 31, 1997, the Partnership's equipment portfolio

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)



included equipment having a proportionate original cost of $2,132,292, representing approximately 27% of total equipment cost.

    Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

    As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. The summary above includes equipment held for re-lease or sale with an original cost and net book value of approximately $902,000 and $220,000, respectively, at December 31, 1997. This equipment consists of the Partnership's proportionate interest in a Pratt & Whitney JT9D-7J jet engine, formerly leased to Southern Air Transport, Inc. The General Partner is actively seeking the sale or re-lease of all equipment not on lease. In addition, the summary above also includes equipment being leased on a month-to-month basis.

NOTE 4--RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1997, 1996 and 1995 which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Equipment management fees....................................................  $   48,207  $  144,187  $  153,107
Administrative charges.......................................................      52,926      32,746      21,000
Reimbursable operating expenses due to third parties.........................     141,921     142,220     129,691
                                                                               ----------  ----------  ----------
    Total....................................................................  $  243,054  $  319,153  $  303,798
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

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

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS

                                     (CONTINUED)



    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1997, the Partnership was owed $146,113 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 1998.

    Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC"), both Massachusetts limited partnerships formed in 1995 owned and controlled by certain principals of EFG, own 59,877 Units or 6.44% and 7,850 Units or 0.84% of the total outstanding units of the Partnership, respectively. EFG owns a Class D interest in AALP and a 49% limited partnership interest in ONC, both of which it acquired in December 1996.

NOTE 5--INCOME TAXES

    The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

    For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss, in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1997, the General Partner had a positive tax capital balance.

    The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997, 1996 and 1995:

                                                                              1997         1996           1995
                                                                           ----------  -------------  ------------
Net income...............................................................  $  563,044  $   2,350,010  $  1,781,012
  Financial statement depreciation in excess of (less than) tax
    depreciation.........................................................     309,119        365,958        (3,406)
  Deferred rental income.................................................     (28,614)         8,637       (20,879)
  Other..................................................................      48,044     (1,791,731)      176,404
                                                                           ----------  -------------  ------------
Net income for federal income tax reporting purposes.....................  $  891,593  $     932,874  $  1,933,131
                                                                           ----------  -------------  ------------
                                                                           ----------  -------------  ------------

    The principal component of "Other" consists of the difference between the tax gain or loss on equipment disposals and the financial statement gain or loss on disposals.

    The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1997 and 1996:

                                                                                            1997          1996
                                                                                        ------------  ------------
Partners' capital.....................................................................  $  2,274,364  $  2,124,515

  Add back selling commissions and organization and offering costs....................     2,611,871     2,611,871

  Financial statement distributions in excess of

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

                                    (CONTINUED)

  tax distributions...................................................................         4,132         5,509

  Cumulative difference between federal income tax and financial statement income
    (loss)............................................................................        34,469      (294,080)
                                                                                        ------------  ------------
Partners' capital for federal income tax reporting purposes...........................  $  4,924,836  $  4,447,815
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 6--LEGAL PROCEEDINGS

        On or about January 15, 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the Southern District of Florida (the "Court") on behalf of a proposed class of investors in 28 equipment leasing programs sponsored by EFG, including the Partnership (collectively, the "Nominal Defendants"), against EFG and a number of its affiliates, including the General Partner, as defendants (collectively, the "Defendants"). Certain of the Plaintiffs, on or about June 24, 1997, had filed an earlier derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the Superior Court of the Commonwealth of Massachusetts on behalf of the Nominal Defendants against the Defendants. Both actions are referred to herein collectively as the "Class Action Lawsuit."

        The Plaintiffs have asserted, among other things, claims against the Defendants on behalf of the Nominal Defendants for violations of the Securities Exchange Act of 1934, common law fraud, breach of contract, breach of fiduciary duty, and violations of the partnership or trust agreements that govern each of the Nominal Defendants. The Defendants have denied, and continue to deny, that any of them have committed or threatened to commit any violations of law or breached any fiduciary duties to the Plaintiffs or the Nominal Defendants.

        On March 9, 1998, counsel for the Defendants and the Plaintiffs entered into a Memorandum of Understanding setting forth the terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Memorandum of Understanding represents a preliminary step towards a comprehensive Stipulation of Settlement between the parties that must be presented to and approved by the Court as a condition precedent to effecting a settlement. The Memorandum of Understanding (i) prescribes a number of conditions necessary to achieving a settlement, including providing the partners (or beneficiaries, as applicable) of the Nominal Defendants with the opportunity to vote on any settlement and (ii) contemplates various changes that, if effected, would alter the future operations of the Nominal Defendants. With respect to the Partnership and 10 affiliated partnerships (hereafter referred to as the "Exchange Partnerships"), the Memorandum of Understanding provides for the restructuring of their respective business operations into a single successor company whose securities would be listed and traded on a national stock exchange. The partners of the Exchange Partnerships would receive both common stock in the new company and a cash distribution in exchange for their existing partnership interests. Such a transaction would, among other things, allow for the consolidation of the Partnership's operating expenses with other similarly-organized equipment leasing programs. To the extent that the parties agree upon a Stipulation of Settlement that is approved by the Court, the complete terms thereof will be communicated to all of the partners (or beneficiaries) of the Nominal Defendants to enable them to vote thereon.

        There can be no assurance that the parties will agree upon a Stipulation of Settlement, or that it will be approved by the Court, or that the outcome of the voting by the partners (or beneficiaries) of the Nominal Defendants, including the Partnership, will result in a settlement finally being effected or in the Partnership being included in any such settlement. The General Partner and its affiliates, in consultation with counsel, concur that there is a reasonable basis to believe that a Stipulation of Settlement will be agreed upon by the parties and approved by the Court. In the absence of a Stipulation of Settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit.
 The General Partner and its affiliates cannot predict with any degree of certainty the ultimate outcome of such litigation.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)



    On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and various other affiliated investment programs, filed an action in the United States District Court for the District of Massachusetts against Northwest Airlines, Inc. ("Northwest"), a lessee of the Partnership. The trustees are seeking damages from Northwest and a declaratory judgment concerning Northwest's maintenance and return obligations for certain aircraft owned by the Partnership. In addition to filing its Answer to the Plaintiffs' Complaint, Northwest also filed a motion to transfer venue of this proceeding to Minnesota. The Court denied such motion. The parties have completed the initial phase of discovery, and motions for partial summary judgment are pending. At present, it is not possible to determine the ultimate outcome of this matter.

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

        SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                             OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

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

    The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1997, 1996 and 1995.

                                                                            1997          1996           1995
                                                                        ------------  -------------  ------------
Rents earned prior to disposal of equipment, net of interest charges.............................................................  $  1,191,798  $  12,065,562  $  3,044,646

Sale proceeds realized upon disposition of equipment..................       139,566      3,243,464       872,607
                                                                        ------------  -------------  ------------
Total cash generated from rents and equipment sale proceeds...........     1,331,364     15,309,026     3,917,253

Original acquisition cost of equipment disposed.......................       974,537     13,446,782     3,131,695
                                                                        ------------  -------------  ------------
Excess of total cash generated to cost of equipment disposed..........  $    356,827  $   1,862,244  $    785,558
                                                                        ------------  -------------  ------------
                                                                        ------------  -------------  ------------

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

           STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                                         SALES AND
                                                                           OPERATIONS   REFINANCINGS     TOTAL
                                                                          ------------  ------------  ------------
Net income..............................................................  $    502,468   $   60,576   $    563,044
Add:
  Depreciation..........................................................       524,664       --            524,664
  Management fees.......................................................        48,207       --             48,207
  Book value of disposed equipment......................................       --            78,990         78,990
  Decrease in allowance for doubtful accounts...........................       (15,000)      --            (15,000)
Less:
  Principal reduction of notes payable..................................      (329,370)      --           (329,370)
                                                                          ------------  ------------  ------------
  Cash from operations, sales and refinancings..........................       730,969      139,566        870,535
Less:
  Management fees.......................................................       (48,207)      --            (48,207)
                                                                          ------------  ------------  ------------
  Distributable cash from operations, sales and refinancings............       682,762      139,566        822,328
Other sources and uses of cash:
  Cash at beginning of year.............................................     1,584,360       --          1,584,360
  Net change in receivables and accruals................................       (64,372)     (21,566)       (85,938)
Less:
  Cash distributions paid...............................................      (322,736)    (118,000)      (440,736)
                                                                          ------------  ------------  ------------
Cash at end of year.....................................................  $  1,880,014       --       $  1,880,014
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                      SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                  BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                               DECEMBER 31, 1997

    For the year ended December 31, 1997, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

    Operating expenses..........................................................    $ 209,695