Form 10-K, Exhibit 13
period 1999-12-31
AMERICAN INCOME PARTNERS V C LTD PARTNERSHIP
filed 2000-03-30
CIK 847559

                                                                      Exhibit 13

                           AMERICAN INCOME PARTNERS V

                American Income Partners V-C Limited Partnership

                Annual Report to the Partners, December 31, 1999

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                       Page
                                                                       ----

SELECTED FINANCIAL DATA                                                    2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                                      3-7

FINANCIAL STATEMENTS:

Report of Independent Auditors                                             8

Statement of Financial Position
at December 31, 1999 and 1998                                              9

Statement of Operations
for the years ended December 31, 1999, 1998 and 1997                      10

Statement of Changes in Partners' Capital
for the years ended December 31, 1999, 1998 and 1997                      11

Statement of Cash Flows
for the years ended December 31, 1999, 1998 and 1997                      12

Notes to the Financial Statements                                      13-23

ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed                                   24

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings                                   25

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as Required
by Section 10.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership                          26

                             SELECTED FINANCIAL DATA

   The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

   For each of the five years in the period ended December 31, 1999:

         Summary of
         Operations                    1999               1998                1997                1996               1995
---------------------------       --------------     --------------      --------------      --------------     --------------

Lease revenue                     $      526,388     $      695,210      $    1,192,858      $    2,994,157     $    3,617,207

Net income                        $      852,737     $      735,038      $      563,044      $    2,350,010     $    1,781,012

Per Unit:
     Net income                   $         0.87     $         0.75      $         0.57      $         2.40     $         1.82

     Cash distributions           $         0.34     $         0.34      $         0.42      $         4.97     $         2.00

     Financial Position
---------------------------

Total assets                      $    3,530,622     $    3,244,118      $    2,387,283      $    2,642,076     $    5,978,807

Total long-term obligations       $           --     $           --      $           --      $      329,370     $      786,755

Partners' capital                 $    3,200,993     $    2,678,829      $    2,274,364      $    2,124,515     $    4,644,639

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1999 compared to the year
          ended December 31, 1998 and the year ended December 31, 1998 compared to the year ended December 31, 1997

   Certain statements in this annual report of American Income Partners V-C Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements and the remarketing of the Partnership's equipment.

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

Year 2000 Issue

   The Partnership uses information systems provided by Equis Financial Group Limited Partnership ("EFG") and has no information systems of its own. EFG completed all Year 2000 readiness work prior to December 31, 1999 and did not experience any significant problems. Additionally, EFG is not aware of any outside customer or vendor that experienced a Year 2000 issue that would have a material effect on the Partnership's results of operations, liquidity, or financial position. However, EFG has no means of ensuring that all customers, vendors and third-party servicers have conformed to Year 2000 standards. The effect of this risk to the Partnership is not determinable.

Results of Operations

   For the year ended December 31, 1999, the Partnership recognized lease revenue of $526,388 compared to $695,210 and $1,192,858 for the years ended December 31, 1998 and 1997, respectively. The decrease in lease revenue from 1998 to 1999 resulted principally from lease term expirations and the sale of the Partnership's interests in two aircraft which provided a total of $2,470 and $97,060 of lease revenue for the years ended December 31, 1999 and 1998, respectively (see further discussion below). The decrease in lease revenue from 1997 to 1998 resulted principally from lease term expirations and the sale of equipment. The Partnership also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments. In the future, lease revenue will continue to decline due to lease term expirations and equipment sales.

   The Partnership's equipment portfolio (until the second quarter of 1999) included certain assets in which the Partnership held a proportionate ownership interest. In such cases, the remaining interests were owned by an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

   In 1999, the Partnership sold fully depreciated equipment to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $485,076 compared to a net gain of $536,195 in 1998 on equipment having a net book value of $180,901 and a net gain of $60,576 in 1997 on equipment having a net book value of $78,990. The net gain in 1999 includes $408,000 related to the sale of the Partnership's interests in two aircraft (see further discussion below).

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

   The total economic value realized for each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Partnership classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Partnership achieved from leasing the equipment.

   Depreciation expense was $26,236, $106,304, and $524,664 for the years ended December 31, 1999, 1998 and 1997, respectively. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Partnership depreciates the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Partnership continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

   Interest expense was $4,589 or less than 1% of lease revenue in 1997. The Partnership's notes payable were fully amortized during the year ending December 31, 1997.

   Management fees were approximately 4.8%, 4.9% and 4% of lease revenue during the years ended December 31, 1999, 1998 and 1997, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

   Operating expenses were $274,245, $474,591, and $194,847 for the years ended December 31, 1999, 1998 and 1997, respectively. Operating expenses in 1999 include approximately $7,000 related to the refurbishment of an aircraft engine (see discussion below) and approximately $50,000 accrued for certain legal and Consolidation expenses related to the Class Action Lawsuit described in Note 6 to the financial statements. During the year ended December 31, 1998, the Partnership incurred or accrued approximately $287,000 for such costs related to the Class Action Lawsuit. In addition, the Partnership's expensed $22,440 in 1998 related to the refurbishment of an aircraft engine and engine leasing costs (see Note 6 to the financial statements). Other operating expenses consist principally of professional service costs, such as audit and legal fees, as well as printing, distribution and other remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed.

Liquidity and Capital Resources and Discussion of Cash Flows

   In connection with a preliminary settlement agreement for the Class Action Lawsuit described in Note 6 to the accompanying financial statements, the Partnership is permitted to invest in new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership invested $2,390,000 in a debt instrument that matures in September 2002. (See Notes 6 and 7 to the accompanying financial statements for additional information concerning this transaction.)

   The Partnership by its nature is a limited life entity. As an equipment leasing program, the Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to pay management fees and operating costs and prior to 1998, were used to satisfy debt service obligations associated with leveraged leases. Operating activities generated net cash inflows of $321,217, $647,263, and $947,760 for the years ended December 31, 1999, 1998, and 1997, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities also will decline as the Partnership experiences a higher frequency of remarketing events.

   Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. During 1999, the Partnership realized $485,076 in equipment sale proceeds compared to $717,096 and $118,000 in 1998 and 1997, respectively. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

   In January 1999, upon expiration of the lease term, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell a Boeing 727-251 ADV jet aircraft to the lessee for $2,450,000. In aggregate, the Partnership received $147,000 for its interest in this aircraft. The Partnership's interest in the aircraft had a cost of $583,038 and was fully depreciated, resulting in a net gain, for financial statement purposes, of $147,000.

   In November 1998, the Programs entered into a separate agreement to sell their ownership interests in a different Boeing 727-251 ADV jet aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser") for $4,350,000. In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian Airlines ("Transmeridian"). (See Note 6 to the accompanying financial statements regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent was obligated to transfer the Escrow amount plus interest thereon to the Programs. The engine was refurbished at the expense of the Programs. The associated cost was approximately $374,000, of which the Partnership's share was approximately $23,000. The Partnership accrued $16,000 of these costs in 1998 and the balance was incurred during the year ended December 31, 1999.

   The Programs also were required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine was being repaired. This cost was approximately $114,000, of which the Partnership's share was approximately $7,000, all of which was accrued in 1998 in connection with the litigation referenced above.

   In addition, the purchase and sale agreement permitted the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. The Purchaser's return option was to expire on May 15, 1999.

   Due to the contingent nature of the sale, the Partnership deferred recognition of the sale and a resulting gain until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $201,000, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31,1998, the entire amount was classified as other liabilities, with an equal amount included in accounts receivable-affiliate on the accompanying Statement of Financial Position. Upon the installation of the refurbished engine on the Aircraft, the remainder of the sale consideration, or $1,000,000 and the interest thereon, was released from the escrow account to the Programs. The Partnership's share of this payment was $60,950, including interest of $950. In aggregate, the Partnership received sales proceeds of $261,000 for its interest in the Aircraft. The Partnership's interest in the Aircraft had a cost of $648,738 and was fully depreciated, resulting in a net gain, for financial statement purposes, of $261,000.

   At December 31, 1999, the Partnership was due aggregate future minimum lease payments of $48,485 from contractual lease agreements (see Note 2 to the financial statements). At the expiration of the individual renewal lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third-party.

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

   Cash distributions to the General Partner and Recognized Owners have been declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is reported under financing activities on the accompanying Statement of Cash Flows. For the year ended December 31, 1999, the Partnership declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancing of $330,573. In accordance with the Restated Agreement, as amended, the Recognized Owners were allocated 95% of these distributions, or $314,044, and the General Partner was allocated 5%, or $16,529. The fourth quarter 1999 cash distribution was paid on January 14, 2000.

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

   The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 6 to the accompanying financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss and the difference between distributions (declared vs. paid) for income tax and financial reporting purposes. The principal component of the cumulative difference between financial statement income or loss and tax income or loss results from different depreciation policies for book and tax purposes.

   For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 1999. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital account balance.

   The outcome of the Class Action Lawsuit described in Note 6 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. In addition, commencing with the first quarter of 2000, the General Partner believes that it will be in the Partnership's best interests to suspend the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is adjudicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Partners V-C Limited Partnership:

   We have audited the accompanying statements of financial position of American Income Partners V-C Limited Partnership, as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-C Limited Partnership at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

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


                                                               ERNST & YOUNG LLP


Boston, Massachusetts
March 10, 2000

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           December 31, 1999 and 1998

                                                                           1999                              1998
                                                                   -------------------               -------------------
ASSETS

Cash and cash equivalents                                          $         3,389,520               $         2,913,800

Rents receivable                                                                87,000                            17,052

Accounts receivable - affiliate                                                 27,866                           260,794

Equipment at cost, net of accumulated
   depreciation of $2,954,086 and $6,710,529
   at December 31, 1999 and 1998, respectively                                  26,236                            52,472
                                                                   -------------------               -------------------

        Total assets                                               $         3,530,622               $         3,244,118
                                                                   ===================               ===================

LIABILITIES AND PARTNERS' CAPITAL

Accrued liabilities                                                $           218,567               $           270,940
Accrued liabilities - affiliate                                                 10,419                             8,236
Deferred rental income                                                          18,000                             2,470
Other liabilities                                                                   --                           201,000
Cash distributions payable to partners                                          82,643                            82,643
                                                                   -------------------               -------------------

        Total liabilities                                                      329,629                           565,289
                                                                   -------------------               -------------------
Partners' capital (deficit):
General Partner                                                               (871,461)                         (897,569)
Limited Partnership Interests
   (930,443 Units; initial purchase price of $25 each)                       4,072,454                         3,576,398
                                                                   -------------------               -------------------

        Total partners' capital                                              3,200,993                         2,678,829
                                                                   -------------------               -------------------

        Total liabilities and partners' capital                    $         3,530,622               $         3,244,118
                                                                   ===================               ===================

                 The accompanying notes are an integral part of
                           these financial statements

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1999, 1998 and 1997

                                                           1999                      1998                      1997
                                                    ------------------        ------------------        ------------------
Income:

     Lease revenue                                  $          526,388        $          695,210        $        1,192,858

     Interest income                                           167,124                   118,339                    81,917

     Gain on sale of equipment                                 485,076                   536,195                    60,576
                                                    ------------------        ------------------        ------------------

         Total income                                        1,178,588                 1,349,744                 1,335,351
                                                    ------------------        ------------------        ------------------

Expenses:

     Depreciation                                               26,236                   106,304                   524,664

     Interest expense                                               --                        --                     4,589

     Equipment management fees - affiliate                      25,370                    33,811                    48,207

     Operating expenses - affiliate                            274,245                   474,591                   194,847
                                                    ------------------        ------------------        ------------------

         Total expenses                                        325,851                   614,706                   772,307
                                                    ------------------        ------------------        ------------------

Net income                                          $          852,737        $          735,038        $          563,044
                                                    ==================        ==================        ==================

Net income per limited partnership unit             $             0.87        $             0.75        $             0.57
                                                    ==================        ==================        ==================

Cash distributions declared
     per limited partnership unit                   $             0.34        $             0.34        $             0.42
                                                    ==================        ==================        ==================

                 The accompanying notes are an integral part of
                           these financial statements

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1999, 1998 and 1997

                                                  General                  Recognized Owners
                                                  Partner         ----------------------------------
                                                  Amount               Units              Amount                Total
                                              --------------      --------------      --------------       -------------
Balance at December 31, 1996                  $     (925,284)            930,443      $    3,049,799       $   2,124,515

    Net income - 1997                                 28,152                  --             534,892             563,044

    Cash distributions declared                      (20,660)                 --            (392,535)           (413,195)
                                              --------------      --------------      --------------       -------------

Balance at December 31, 1997                        (917,792)            930,443           3,192,156           2,274,364

    Net income - 1998                                 36,752                  --             698,286             735,038

    Cash distributions declared                      (16,529)                 --            (314,044)           (330,573)
                                              --------------      --------------      --------------       -------------

Balance at December 31, 1998                        (897,569)            930,443           3,576,398           2,678,829

    Net income - 1999                                 42,637                  --             810,100             852,737

    Cash distributions declared                      (16,529)                 --            (314,044)           (330,573)
                                              --------------      --------------      --------------       -------------

Balance at December 31, 1999                  $     (871,461)            930,443      $    4,072,454       $   3,200,993
                                              ==============      ==============      ==============       =============

                 The accompanying notes are an integral part of
                           these financial statements

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1999, 1998 and 1997

                                                             1999                      1998                    1997
                                                       ----------------         ----------------        ----------------
Cash flows from operating activities:
Net income                                             $        852,737         $        735,038        $        563,044

Adjustments to reconcile net income
   to net cash from operating activities:
     Depreciation                                                26,236                  106,304                 524,664
     Gain on sale of equipment                                 (485,076)                (536,195)                (60,576)
     Decrease in allowance for doubtful accounts                     --                       --                 (15,000)

Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable                                       (69,948)                   4,427                  31,132
         Accounts receivable - affiliate                        232,928                 (114,681)                (69,339)
     Increase (decrease) in:
         Accrued interest                                            --                       --                  (2,609)
         Accrued liabilities                                    (52,373)                 261,740                 (17,750)
         Accrued liabilities - affiliate                          2,183                   (7,820)                  1,242
         Deferred rental income                                  15,530                   (2,550)                 (7,048)
         Other liabilities                                     (201,000)                 201,000                      --
                                                       ----------------         ----------------        ----------------

              Net cash from operating activities                321,217                  647,263                 947,760
                                                       ----------------         ----------------        ----------------

Cash flows from investing activities:
     Proceeds from equipment sales                              485,076                  717,096                 118,000
                                                       ----------------         ----------------        ----------------

              Net cash from investing activities                485,076                  717,096                 118,000
                                                       ----------------         ----------------        ----------------
Cash flows used in financing activities:
     Principal payments - notes payable                              --                       --                (329,370)
     Distributions paid                                        (330,573)                (330,573)               (440,736)
                                                       ----------------         ----------------        ----------------

              Net cash used in financing activities            (330,573)                (330,573)               (770,106)
                                                       ----------------         ----------------        ----------------

Net increase in cash and cash equivalents                       475,720                1,033,786                 295,654

Cash and cash equivalents at beginning of year                2,913,800                1,880,014               1,584,360
                                                       ----------------         ----------------        ----------------

Cash and cash equivalents at end of year               $      3,389,520         $      2,913,800        $      1,880,014
                                                       ================         ================        ================

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest            $             --         $             --        $          7,198
                                                       ================         ================        ================

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

                                December 31, 1999

NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS

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

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Statement of Cash Flows

   The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 1999, the Partnership had $3,274,125 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

Revenue Recognition

   Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Partnership may enter renewal or re-lease agreements which expire beyond the Partnership's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Partnership's business activities as the General Partner and EFG would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. See also Note 6 regarding the Class Action Lawsuit. Future minimum rents of $48,485 are due as follows:

           For the year ending December 31, 2000            $     36,748
                                            2001                  11,737
                                                            ------------

                                           Total            $     48,485
                                                            ============

   Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1999, 1998, and 1997 are as follows:

                                          1999               1998               1997
                                    ---------------    ---------------    ---------------
Zeigler Cole Holding Company        $       216,000    $       198,000    $            --
Ford Motor Company                  $       105,750    $            --    $       146,643
Westinghouse Electric Company       $        66,600    $       163,640    $       194,081
Rose's Stores, Inc.                 $            --    $        89,785    $            --
Shell Oil Company                   $            --    $            --    $       346,564
Transnet Limited                    $            --    $            --    $       120,836

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

Accrued Liabilities - Affiliate

   Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 4).

Contingencies

   It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is likely to be incurred.

   The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (see Note 6). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $337,000 consisting principally of legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership accrued approximately $287,000 for these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership accrued and expensed an additional $50,000 for such costs in 1999.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

Allocation of Profits and Losses

   For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 5 concerning allocation of income or loss for income tax purposes.

Net Income and Cash Distributions Per Unit

   Net income and cash distributions per Unit are based on 930,443 units outstanding during the years ended December 31, 1999, 1998 and 1997 and computed after allocation of the General Partner's 5% share of net income and cash distributions.

Provision for Income Taxes

   No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

NOTE 3 - EQUIPMENT

   The following is a summary of equipment owned by the Partnership at December 31, 1999. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 1999 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                                             Remaining
                                             Lease Term            Equipment
            Equipment Type                    (Months)              At Cost               Location
--------------------------------------     -------------       -----------------      ------------------
Construction and mining                          0-12          $       2,345,427      DE/IN/WY
Materials handling                                  0                    422,877      GA/MI/NC/NY/SC
Motor vehicles                                      0                    212,018      NJ
                                                                ----------------

                                 Total equipment cost                  2,980,322

                             Accumulated depreciation                 (2,954,086)
                                                               -----------------

           Equipment, net of accumulated depreciation          $          26,236
                                                               =================

   Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

   As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

upon the expiration of the primary lease terms. At December 31, 1999, the Partnership was not holding any equipment not subject to a lease and no equipment was held for sale or re-lease.

   In November 1998, the Partnership and certain affiliated investment programs (collectively, the "Programs") entered into an agreement to sell their ownership interests in a Boeing 727-251 ADV jet aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser") for $4,350,000. In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines which had been damaged while the Aircraft was leased to Transmeridian Airlines ("Transmeridian"). (See Note 6 regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent was obligated to transfer the Escrow amount plus interest thereon to the Programs. The engine was refurbished at the expense of the Programs. The associated cost was approximately $374,000, of which the Partnership's share was approximately $23,000. The Partnership accrued $16,000 of these costs in 1998 and the balance was incurred during the year ended December 31, 1999.

   The Programs also were required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine was being repaired. This cost was approximately $114,000, of which the Partnership's share was approximately $7,000, all of which was accrued in 1998 in connection with the litigation referenced above.

   In addition, the purchase and sale agreement permitted the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C-Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999. The Purchaser's return option was to expire on May 15, 1999.

   Due to the contingent nature of the sale, the Partnership deferred recognition of the sale and a resulting gain until expiration of the Purchaser's return option on May 15, 1999. The Partnership's share of the December proceeds was $201,000, which amount was deposited into EFG's customary escrow account and transferred to the Partnership, together with the Partnership's other December rental receipts, in January 1999. At December 31, 1998, the entire amount was classified as other liabilities, with an equal amount included in accounts receivable-affiliate on the Statement of Financial Position. Upon the installation of the refurbished engine on the Aircraft, the remainder of the sale consideration, or $1,000,000 and the interest thereon, was released from the escrow account to the Programs. The Partnership's share of this payment was $60,950, including interest of $950. In aggregate, the Partnership received sales proceeds of $261,000 for its interest in the Aircraft. The Partnership's interest in the Aircraft had a cost of $648,738 and was fully depreciated, resulting in a net gain, for financial statement purposes, of $261,000.

NOTE 4 - RELATED PARTY TRANSACTIONS

   All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 1999, 1998 and 1997 which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

                                                    1999                      1998                      1997
                                             ------------------        ------------------        ------------------

Equipment management fees                    $           25,370        $           33,811        $           48,207
Administrative charges                                   81,682                    55,692                    52,926
Reimbursable operating expenses
     due to third parties                               192,563                   418,899                   141,921
                                             ------------------        ------------------        ------------------

                                Total        $          299,615        $          508,402        $          243,054
                                             ==================        ==================        ==================

   As provided under the terms of the Management Agreement, EFG is compensated for its services to the Partnership. Such services include acquisition and management of equipment. For acquisition services, EFG was compensated by an amount equal to 2.23% of Equipment Base Price paid by the Partnership. For management services, EFG is compensated by an amount equal to 5% of gross operating lease rental revenue and 2% of gross full payout lease rental revenue received by the Partnership. Both acquisition and management fees are subject to certain limitations defined in the Management Agreement.

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

   All rents and proceeds from the sale of equipment are paid directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 1999, the Partnership was owed $27,866 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2000.

   Certain affiliates of the General Partner own Units in the Partnership as follows:

        ---------------------------------------------------------------------------------------
                                                           Number of        Percent of Total
                          Affiliate                       Units Owned      Outstanding Units
        ---------------------------------------------------------------------------------------
        Atlantic Acquisition Limited Partnership             59,877               6.44%
        ---------------------------------------------------------------------------------------
        Old North Capital Limited Partnership                 7,850               0.84%
        ---------------------------------------------------------------------------------------

   Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995 and affiliates of EFG. The general partners of AALP and ONC are controlled by Gary D. Engle. In addition, the limited partnership interests of ONC are owned by Semele Group, Inc. ("Semele"). Gary D. Engle is Chairman and CEO of Semele.

NOTE 5 - INCOME TAXES

   The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

   For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss, in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 1999, the General Partner had a positive tax capital balance.

   The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999, 1998 and 1997:

                                                             1999                     1998                      1997
                                                      ------------------       ------------------        ------------------
Net income                                            $          852,737       $          735,038        $          563,044
     Financial statement depreciation in
       excess of (less than) tax depreciation                    (43,437)                 (21,717)                  309,119
     Deferred rental income                                       15,530                   (2,550)                  (28,614)
     Other                                                      (117,658)                 148,783                    48,044
                                                      ------------------       ------------------        ------------------

Net income for federal income
     tax reporting purposes                           $          707,172       $          859,554        $          891,593
                                                      ==================       ==================        ==================

   The principal component of "Other" consists of the difference between the tax and financial statement gain and loss on equipment disposals.

   The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1999 and 1998:

                                                                                1999                          1998
                                                                         ------------------            ------------------
Partners' capital                                                        $        3,200,993            $        2,678,829

     Add back selling commissions and organization
        and offering costs                                                        2,611,871                     2,611,871

     Financial statement distributions in excess of
        tax distributions                                                                --                         4,132

     Cumulative difference between federal income tax
        and financial statement income (loss)                                        13,420                       158,985
                                                                         ------------------            ------------------
Partners' capital for federal income tax reporting purposes              $        5,826,284            $        5,453,817
                                                                         ==================            ==================

   Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.

NOTE 6 - LEGAL PROCEEDINGS

   In January 1998, certain plaintiffs (the "Plaintiffs") filed a class and derivative action, captioned Leonard Rosenblum, et al. v. Equis Financial Group Limited Partnership, et al., in the United States District Court for the

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

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

   On July 16, 1998, counsel for the Defendants and the Plaintiffs executed a Stipulation of Settlement setting forth terms pursuant to which a settlement of the Class Action Lawsuit is intended to be achieved and which, among other things, is expected to reduce the burdens and expenses attendant to continuing litigation. The Stipulation of Settlement was preliminarily approved by the Court on August 20, 1998 when the Court issued its "Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing for Notice of, and Hearing on, the Proposed Settlement" (the "August 20 Order").

   On March 12, 1999, counsel for the Plaintiffs and the Defendants entered into an amended stipulation of settlement (the "Amended Stipulation") which was filed with the Court on March 12, 1999. The Amended Stipulation was preliminarily approved by the Court by its "Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 22, 1999 (the "March 22 Order"). The Amended Stipulation, among other things, divided the Class Action Lawsuit into two separate sub-classes that could be settled individually. On May 26, 1999, the Court issued an Order and Final Judgment approving settlement of one of the sub-classes. Settlement of the second sub-class, involving the Partnership and 10 affiliated partnerships (collectively referred to as the "Exchange Partnerships"), remains pending due, in part, to the complexity of the proposed settlement pertaining to this class.

   In February 2000, counsel for the Plaintiffs and the Defendants entered into a second amended stipulation of settlement (the "Second Amended Stipulation") which modified certain of the settlement terms contained in the Amended Stipulation. The Second Amended Stipulation was preliminarily approved by the Court by its "Second Modified Order Preliminarily Approving Settlement, Conditionally Certifying Settlement Class and Providing For Notice of, and Hearing On, the Proposed Settlement" dated March 6, 2000 (the "March 2000 Order"). Prior to issuing a final order approving the settlement of the second sub-class involving the Partnership, the Court will hold a fairness hearing that will be open to all interested parties and permit any party to object to the settlement. The investors of the Partnership and all other plaintiff sub-class members will receive a Notice of Settlement and other information pertinent to the settlement of their claims that will be mailed to them in advance of the fairness hearing.

   The settlement of the second sub-class is premised on the consolidation of the Exchange Partnerships' net assets (the "Consolidation"), subject to certain conditions, into a single successor company ("Newco"). Under the proposed Consolidation, the partners of the Exchange Partnerships would receive both common stock in Newco and a cash distribution; and thereupon the Exchange Partnerships would be dissolved. In addition, EFG would contribute certain management contracts, operations personnel, and business opportunities to Newco and cancel its current management contracts with all of the Exchange Partnerships. Newco would operate principally as a finance company and would use its best efforts to list its shares on the NASDAQ National Market or another national exchange or market as soon after the Consolidation as Newco deems that market conditions and its business operations are suitable for listing its shares and Newco has satisfied all necessary regulatory and listing

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

requirements. The potential benefits and risks of the Consolidation will be presented in a Solicitation Statement that will be mailed to all of the partners of the Exchange Partnerships as soon as the associated regulatory review process is completed and at least 60 days prior to the fairness hearing. A preliminary Solicitation Statement was filed with the Securities and Exchange Commission on August 24, 1998 and remains pending. Class members will be notified of the actual fairness hearing date when it is confirmed.

   One of the principal objectives of the Consolidation is to create a company that would have the potential to generate more value for the benefit of existing limited partners than other alternatives, including continuing the Partnership's customary business operations until all of its assets are disposed in the ordinary course of business. To facilitate the realization of this objective, the Amended Stipulation provided, among other things, that commencing March 22, 1999, the Exchange Partnerships could collectively invest up to 40% of the total aggregate net asset values of all of the Exchange Partnerships in any investment, including additional equipment and other business activities that the general partners of the Exchange Partnerships and EFG reasonably believed to be consistent with the anticipated business interests and objectives of Newco, subject to certain limitations. The Second Amended Stipulation, among other things, quantified the 40% limitation using a whole dollar amount of $32 million in the aggregate.

   On March 8, 2000, the Exchange Partnerships collectively invested $32 million as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate investment is $2,390,000. The investment consists of a term loan to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG. The loan proceeds were used by Echelon Residential Holdings LLC in the formation of a subsidiary, Echelon Residential LLC, that in turn acquired various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

   In the absence of the Court's authorization to enter into new investment activities, the Partnership's Restated Agreement, as amended, would not permit such activities without the approval of limited partners owning a majority of the Partnership's outstanding Units. Consistent with the Amended Stipulation, the Second Amended Stipulation provides terms for unwinding any new investment transactions in the event that the Consolidation is not effected or the Partnership objects to its participation in the Consolidation.

   The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $337,000, of which approximately $287,000 was accrued and expensed by the Partnership in 1998 and approximately $50,000 was accrued and expensed in 1999.

   While the Court's August 20 Order enjoined certain class members, including all of the partners of the Partnership, from transferring, selling, assigning, giving, pledging, hypothecating, or otherwise disposing of any Units pending the Court's final determination of whether the settlement should be approved, the March 22 Order permitted the partners to transfer Units to family members or as a result of the divorce, disability or death of the partner. No other transfers are permitted pending the Court's final determination of whether the settlement should

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

be approved. The provision of the August 20 Order which enjoined the General Partners of the Exchange Partnerships from, among other things, recording any transfers not in accordance with the Court's order remains effective.

   There can be no assurance that settlement of the sub-class involving the Exchange Partnerships will receive final Court approval and be effected. There also can be no assurance that all or any of the Exchange Partnerships will participate in the Consolidation because if limited partners owning more than one-third of the outstanding Units of a partnership object to the Consolidation, then that partnership will be excluded from the Consolidation. Notwithstanding the extent of delays experienced thus far in achieving a final settlement of the Class Action Lawsuit with respect to the Exchange Partnerships, the General Partner and its affiliates, in consultation with counsel, continue to feel that there is a reasonable basis to believe that a final settlement of the sub-class involving the Exchange Partnerships ultimately will be achieved. However, in the absence of a final settlement approved by the Court, the Defendants intend to defend vigorously against the claims asserted in the Class Action Lawsuit. Neither the General Partner nor its affiliates can predict with any degree of certainty the cost of continuing litigation to the Partnership or the ultimate outcome.

   In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions. The following are updates to the Partnership's prior disclosures on Form 10-K for 1998:

Action involving Transmeridian Airlines

   On November 9, 1998, First Security Bank, N.A., as trustee of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs), filed an action in Superior Court of the Commonwealth of Massachusetts in Suffolk County against Prime Air, Inc. d/b/a Transmeridian Airlines ("Transmeridian"), Atkinson & Mullen Travel, Inc., and Apple Vacations, West, Inc., both d/b/a Apple Vacations, asserting various causes of action for declaratory judgment and breach of contract. The action subsequently was removed to United States District Court for the District of Massachusetts. Transmeridian filed counterclaims for breach of contract, quantum meruit, conversion, breach of the implied covenant of good faith and fair dealing, and violation of M.G.L.
c. 93A. The Plaintiffs subsequently filed an Amended Complaint asserting claims for breaches of contract and covenant of good faith and fair dealing against Transmeridian and breach of guaranty against Apple Vacations.

   The Plaintiffs are seeking damages for, among other things, breach of contract arising out of Transmeridian's refusal to repair or replace burned engine blades found in one engine during a pre-return inspection of an aircraft leased by Transmeridian from the Plaintiffs, a Boeing 727-251 ADV aircraft (the "Aircraft"). The estimated cost to repair the engine and lease a substitute engine during the repair period was approximately $488,000. Repairs were completed in June 1999. The Plaintiffs intend to enforce written guarantees issued by Apple Vacations that absolutely and unconditionally guarantee Transmeridian's performance under the lease agreement and are seeking recovery of all costs, lost revenue and monetary damages in connection with this matter. Notwithstanding the foregoing, the Plaintiffs were required to advance the cost of repairing the engine and leasing a substitute engine and cannot be certain whether the guarantees will be enforced. Therefore, the Partnership accrued and expensed its share of these costs, or approximately $23,000 in 1998 and $7,000 in 1999. Discovery is ongoing and a trial date has been tentatively scheduled for January 15, 2001. The General Partner plans to vigorously pursue this action; however, it is too early to predict the Plaintiffs' likelihood of success. This aircraft was sold in June 1999.

Action involving Northwest Airlines, Inc.

   On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in United States

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

District Court for the District of Massachusetts against a lessee of the Partnership, Northwest Airlines, Inc. ("Northwest"). The Complaint alleges that Northwest did not fulfill its maintenance obligations under its Lease Agreements with the Plaintiffs and seeks declaratory judgment concerning Northwest's obligations and monetary damages. Northwest filed an Answer to the Plaintiffs' Complaint and a motion to transfer the venue of this proceeding to Minnesota. The Court denied Northwest's motion. On June 29, 1998, a United States Magistrate Judge recommended entry of partial summary judgment in favor of the Plaintiffs. Northwest appealed this decision. On April 15, 1999, the United States District Court Judge adopted the Magistrate Judge's recommendation and entered partial summary judgment in favor of the Plaintiffs on their claims for declaratory judgment. The Plaintiffs have made a demand upon Northwest for settlement. If no settlement is reached, the Plaintiffs will proceed to trial for an assessment of damages. No firm trial date has been established at this time; however, if a trial should become necessary, it is not expected to occur before November 2000. The General Partner believes that the Plaintiff's claims ultimately will prevail and that the Partnership's financial position will not be adversely affected by the outcome of this action.

NOTE  7 - SUBSEQUENT EVENT

   On March 8, 2000, the Exchange Partnerships (see Note 6) collectively loaned $32 million to Echelon Residential Holdings LLC, a newly-formed real estate development company that will be owned by several investors, including James A. Coyne, Executive Vice President of EFG. Mr. Coyne, in his individual capacity, is the only investor in Echelon Residential Holdings LLC who is related to EFG.

   The Partnership's participation in the loan is $2,390,000. Echelon Residential Holdings LLC, through a subsidiary (Echelon Residential LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida based real estate company. The loan has a term of 30 months maturing on September 7, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. In connection with the transaction, Echelon Residential Holdings LLC has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              for the years ended December 31, 1999, 1998 and 1997

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

   The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1999, 1998 and 1997.

                                                          1999                      1998                      1997
                                                   ------------------        ------------------        ------------------
Rents earned prior to disposal of
     equipment, net of interest charges            $        4,789,486        $        1,285,390        $        1,191,798

Sale proceeds realized upon disposition
     of equipment                                             485,076                   717,096                   139,566
                                                   ------------------        ------------------        ------------------

Total cash generated from rents
     and equipment sale proceeds                            5,274,562                 2,002,486                 1,331,364

Original acquisition cost of equipment
     disposed                                               3,782,679                 1,099,088                   974,537
                                                   ------------------        ------------------        ------------------
Excess of total cash generated to cost
     of equipment disposed                         $        1,491,883        $          903,398        $          356,827
                                                   ==================        ==================        ==================

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1999

                                                                                   Sales and
                                                        Operations               Refinancings                  Total
                                                    ------------------        ------------------        ------------------

Net income                                          $          367,661        $          485,076        $          852,737

Add:
     Depreciation                                               26,236                        --                    26,236
     Management fees                                            25,370                        --                    25,370
                                                    ------------------        ------------------        ------------------

     Cash from operations, sales and
        Refinancings                                           419,267                   485,076                   904,343

Less:
     Management fees                                           (25,370)                       --                   (25,370)
                                                    ------------------        ------------------        ------------------

     Distributable cash from operations,
        sales and refinancings                                 393,897                   485,076                   878,973

Other sources and uses of cash:
     Cash at beginning of year                               2,527,277                   386,523                 2,913,800
     Net change in receivables and accruals                    (72,680)                       --                   (72,680)

Less:
     Cash distributions paid                                        --                  (330,573)                 (330,573)
                                                    ------------------        ------------------        ------------------

Cash at end of year                                 $        2,848,494        $          541,026        $        3,389,520
                                                    ==================        ==================        ==================

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                                December 31, 1999

   For the year ended December 31, 1999, the Partnership reimbursed the General Partner and its Affiliates for the following costs:


   Operating expenses                       $  326,315