Form 10-K, Exhibit 13
period 2000-12-31
AMERICAN INCOME PARTNERS V C LTD PARTNERSHIP
filed 2001-04-02
CIK 847559

AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                Annual Report to the Partners, December 31, 2000

Dear Investor:

We are pleased to provide the 2000 Annual Report for American Income Partners V-C Limited Partnership, which contains important information concerning the recent operating, results and current financial position of your investment program. Please refer to the index on the following page for a listing of information contained in this report.

If you have any questions about your investment program or, if you would like a copy of Form 10-K for this program, please contact our Investor Services Representatives at 1-800-247-3863.

Very truly yours,

/s/ GEOFFREY A. MACDONALD

Geoffrey A. MacDonald
Chairman and Co-founder

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                     INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                          PAGE
                                                                          ----

SELECTED FINANCIAL DATA..............................................      2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..................................    3-8

FINANCIAL STATEMENTS:

Report of Independent Auditors.......................................      9

Statement of Financial Position
at December 31, 2000 and 1999........................................     10

Statement of Operations
for the years ended December 31, 2000, 1999 and 1998.................     11

Statement of Changes in Partners' Capital
for the years ended December 31, 2000, 1999 and 1998.................     12

Statement of Cash Flows
for the years ended December 31, 2000, 1999 and 1998.................     13

Notes to the Financial Statements....................................  14-26



ADDITIONAL FINANCIAL INFORMATION:

Schedule of Excess (Deficiency) of Total Cash
Generated to Cost of Equipment Disposed.................................  27

Statement of Cash and Distributable Cash
From Operations, Sales and Refinancings.................................  28

Schedule of Costs Reimbursed to the
General Partner and its Affiliates as Required
by Section 10.4 of the Amended and Restated
Agreement and Certificate of Limited Partnership........................  29

                             SELECTED FINANCIAL DATA

     The following data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements.

     For each of the five years in the period ended December 31, 2000:

             Summary of
             OPERATIONS                2000          1999          1998          1997          1996
--------------------------------    ----------    ----------    ----------    ----------    ----------
Lease revenue ..................    $  300,301    $  526,388    $  695,210    $1,192,858    $2,994,157

Interest Income ................    $   96,082    $  167,124    $  118,339    $   81,917    $  113,568

Net income .....................    $   54,937    $  852,737    $  735,038    $  563,044    $2,350,010

Per Unit:
     Net income ................    $     0.06    $     0.87    $     0.75    $     0.57    $     2.40

     Cash distributions declared    $     --      $     0.34    $     0.34    $     0.42    $     4.97


         FINANCIAL POSITION
--------------------------------

Total assets ...................    $3,491,897    $3,530,622    $3,244,118    $2,387,283    $2,642,076

Total long-term obligations ....    $     --      $     --      $     --      $     --      $  329,370

Partners' capital ..............    $3,255,930    $3,200,993    $2,678,829    $2,274,364    $2,124,515

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR
          ENDED DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1999
                  COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Certain statements in this annual report of American Income Partners V-C Limited Partnership (the "Partnership") that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements, the remarketing of the Partnership's equipment and the performance of the Partnership's non-equipment assets.

OVERVIEW

     The Partnership was organized in 1989 as a direct-participation equipment leasing program to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. Presently, the Partnership is a Nominal Defendant in a Class Action Lawsuit, the outcome of which could significantly alter the nature of the Partnership's organization and its future business operations. See Note 7 to the accompanying financial statements. Pursuant to the Restated Agreement, as amended, the Partnership is scheduled to be dissolved by December 31, 2001. However, the General Partner does not expect that the Partnership will be dissolved until such time that the Class Action Lawsuit is settled or adjudicated.

     The Investment Company Act of 1940 (the "Act") places restrictions on the capital structure and business activities of companies registered thereunder. The Partnership has active business operations in the financial services industry, including equipment leasing and the loan to Echelon Residential Holdings LLC ("Echelon Residential Holdings"). The Partnership does not intend to engage in investment activities in a manner or to an extent that would require the Partnership to register as an investment company under the Act. However, it is possible that the Partnership may unintentionally engage in an activity or activities that may be construed to fall within the scope of the Act. If the Partnership were to be determined to be an investment company, its business would be adversely affected. If necessary, the Partnership intends to avoid being deemed an investment company by disposing of or acquiring certain assets that it might not otherwise dispose of or acquire.

RESULTS OF OPERATIONS

     For the year ended December 31, 2000, the Partnership recognized lease revenue of $300,301 compared to $526,388 and $695,210 for the years ended December 31, 1999 and 1998, respectively. The decrease in lease revenue from 1999 to 2000 resulted from lease term expirations and equipment sales. The decrease in lease revenues from 1998 to 1999 resulted primarily from the sale of the Partnership's interests in two aircraft which provided a total of $2,470 and $97,060 of lease revenue for the years ended December 31, 1999 and 1998, respectively (see further discussion below). In the future, lease revenue will continue to decline due to lease term expirations and equipment sales.

     Prior to the quarter ended June 30, 1999, the Partnership's equipment portfolio included certain assets in which the Partnership held a proportionate ownership interest. In such cases, the remaining interests were owned by an affiliated equipment leasing program sponsored by Equis Financial Group Limited Partnership, a Massachusetts limited partnership ("EFG"). Proportionate equipment ownership enabled the Partnership to further diversify its equipment portfolio at inception by participating in the ownership of selected assets, thereby reducing the general levels of risk which could have resulted from a concentration in any single equipment type, industry or lessee. The Partnership and each affiliate individually reported, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     Interest income for the year ended December 31, 2000 was $96,082 compared to $167,124 and $118,339 for the years ended December 31, 1999 and 1998, respectively. Interest income is generated principally from temporary investment of rental receipts and equipment sale proceeds in short-term investments. On March 8, 2000, the Partnership utilized $2,390,000 of available cash for a loan to Echelon Residential Holdings. The loan is presented in the accompanying financial statements in accordance with the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants in February 1986 entitled "ADC Arrangements", and therefore the Partnership does not recognize interest income related to this loan. (See further discussion included in Note 4 to the financial statements herein). The amount of future interest income is expected to fluctuate as a result of changing interest rates and the amount of cash available for investment, among other factors.

     During the year ended December 31, 2000, the Partnership sold equipment with a net book value of $2,186 to existing lessees and third parties. The sales resulted in a net gain, for financial reporting purposes, of $92,615.

     During the year ended December 31 1999, the Partnership sold fully depreciated equipment to existing lessees and third parties. These sales resulted in a net gain, for financial statement purposes, of $485,076 compared to a net gain of $536,195 for the year ended December 31, 1998 on equipment having a net book value of $180,901. The net gain in 1999 includes $408,000 related to the sale of the Partnership's interests in two aircraft (see further discussion below). The results of future sales of equipment will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale.

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

     Depreciation expense was $24,050, $26,236, and $106,304 for the years ended December 31, 2000, 1999 and 1998, respectively. For financial reporting purposes, to the extent that an asset was held on primary lease term, the Partnership depreciated the difference between (i) the cost of the asset and
(ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset was held beyond its primary lease term, the Partnership continued to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Management fees were $14,066, $25,370, and $33,811 for the years ended December 31, 2000, 1999 and 1998, respectively. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

     Operating expenses were $214,535, $274,245, and $474,591 for the years ended December 31, 2000, 1999 and 1998, respectively. For the years ended December 31, 2000, 1999 and 1998, operating expenses included approximately $41,000, $50,000 and 287,000, respectively, related to the Class Action Lawsuit, described in Note 7 to the financial statements. The Partnership also expensed $22,440 in 1998 related to the refurbishment of an aircraft engine and engine leasing costs. Other operating expenses consist principally of professional service costs, such as audit and legal fees, as well as printing, distribution and other remarketing expenses. In certain cases, equipment storage or repairs and maintenance costs may be incurred in connection with equipment being remarketed.

     For the year ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $181,410. This loss is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss." See further discussion below.

LIQUIDITY AND CAPITAL RESOURCES AND DISCUSSION OF CASH FLOWS

     The Partnership by its nature is a limited life entity. The Partnership's principal operating activities derive from asset rental transactions. Accordingly, the Partnership's principal source of cash from operations is generally provided by the collection of periodic rents. These cash inflows are used to pay management fees and operating costs. Operating activities generated net cash inflows of $180,869, $321,217, and $647,263 for the years ended December 31, 2000, 1999, and 1998, respectively. Future renewal, re-lease and equipment sale activities will cause a decline in the Partnership's lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities also will decline as the Partnership remarkets its equipment. The amount of future interest income is expected to fluctuate as a result of changing interest rates and the level of cash available for investment, among other factors.

     Cash realized from asset disposal transactions is reported under investing activities on the accompanying Statement of Cash Flows. During 2000, the Partnership realized $94,801 in equipment sale proceeds compared to $485,076 and $717,096 in 1999 and 1998, respectively. Sales proceeds in 1999 included $408,000 related to the Partnership's interest in two Boeing 727-251 ADV aircraft. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions.

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

     In November 1998, the Programs entered into a separate agreement to sell their ownership interests in a different Boeing 727-251 ADV jet aircraft and three engines (collectively the "Aircraft") to a third party (the "Purchaser") for $4,350,000. In December 1998, the Purchaser remitted $3,350,000 for the Aircraft, excluding one of three engines, which had been damaged while the Aircraft was leased to Transmeridian Airlines ("Transmeridian"). (See Note 7 to the accompanying financial statements regarding legal action undertaken by the Programs related to Transmeridian and the damaged engine). The Purchaser also deposited $1,000,000 into a third-party escrow account (the "Escrow") pending repair of the damaged engine and re-installation of the refurbished engine on the Aircraft. Upon installation, the escrow agent was obligated to transfer the Escrow amount plus interest thereon to the Programs. The engine was refurbished at the expense of the Programs. The associated cost was approximately $374,000, of which the Partnership's share was approximately $23,000. The Partnership expensed $7,000 and $16,000 of these costs during the years ended December 31, 1999 and 1998, respectively.

     The Programs also were required to reimburse the Purchaser for its cost to lease a substitute engine during the period that the damaged engine was being repaired. This cost was approximately $114,000, of which the Partnership's share was approximately $7,000, all of which was expensed in 1998 in connection with the litigation referenced above.

     In addition, the purchase and sale agreement permitted the Purchaser to return the Aircraft to the Programs, subject to a number of conditions, for $4,350,000, reduced by an amount equivalent to $450 multiplied by the number of flight hours since the Aircraft's most recent C Check. Among the conditions precedent to the Purchaser's returning the Aircraft, the Purchaser must have completed its intended installation of hush-kitting on the Aircraft to conform to Stage 3 noise regulations. This work was completed in January 1999 and the Purchaser's return option expired on May 15, 1999.

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

     At December 31, 2000, the Partnership was due aggregate future minimum lease payments of $288,160 from contractual lease agreements (see Note 2 to the financial statements). At the expiration of the individual renewal lease terms underlying the Partnership's future minimum lease payments, the Partnership will sell the equipment or enter re-lease or renewal agreements when considered advantageous by the General Partner and EFG. Such future remarketing activities will result in the realization of additional cash inflows in the form of equipment sale proceeds or rents from renewals and re-leases, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of remarketing events often is dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third-party.

     In connection with a preliminary settlement agreement for a Class Action Lawsuit described in Note 7 to the financial statements, the court permitted the Partnership to invest in any new investment, including but not limited to new equipment or other business activities, subject to certain limitations. On March 8, 2000, the Partnership loaned $2,390,00 to a newly formed real estate company, Echelon Residential Holdings to finance the acquisition of real estate assets by that company. Echelon Residential Holdings, through a wholly owned subsidiary ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. Echelon Residential Holding's interest in Echelon Residential LLC is pledged pursuant to a pledge agreement to the partnerships as collateral for the loans. The loan has a term of 30 months, maturing on September 8, 2002, and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity.

     As discussed in Note 4 to the Partnership's financial statements, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of Echelon Residential Holdings under the equity method of accounting.

     The loan made by the Partnership to Echelon Residential Holdings is, and will continue to be, subject to various risks, including the risk of default by Echelon Residential Holdings, which could require the Partnership to foreclose under the pledge agreement on its interests in Echelon Residential LLC. The ability of Echelon Residential Holdings to make loan payments and the amount the Partnership may realize after a default would be dependent upon the risks generally associated with the real estate lending business including, without limitation, the existence of senior financing or other liens on the properties, general or local economic conditions, property values, the sale of properties, interest rates, real estate taxes, other operating expenses, the supply and demand for properties involved, zoning and environmental laws and regulations, rent control laws and other governmental rules. A default by Echelon Residential Holdings could have a material adverse effect on the future cash flow and operating results of the Partnership.

      The Restated Agreement, as amended, prohibits the Partnership from making loans to the General Partner or its affiliates. Since the acquisition of the several parcels of real estate from the owner had to occur prior to the admission of certain independent third parties as equity owners, Echelon Residential Holdings and its wholly owned subsidiary, Echelon Residential LLC, were formed in anticipation of their admission. The General Partner agreed to an officer of the Manager serving as the initial equity holder of Echelon Residential Holdings and as an unpaid manager. The officer made a $185,465 equity investment in Echelon Residential Holdings. His return on his equity investment is restricted to the same rate of return as the partnerships realize on their loans. There is a risk that the court may object to the general partner's action in structuring the loan in this way and may require the partnerships to restructure or divest the loan.

     There are no formal restrictions under the Restated Agreement, as amended, that materially limit the Partnership's ability to pay cash distributions, except that the General Partner may suspend or limit cash distributions to ensure that the Partnership maintains sufficient working capital reserves to cover, among other things, operating costs and potential expenditures, such as refurbishment costs to remarket equipment upon lease expiration. In addition to the need for funds in connection with the Class Action Lawsuit, liquidity is especially important as the Partnership matures and sells equipment, because the remaining equipment base consists of fewer revenue-producing assets that are available to cover prospective cash disbursements. Insufficient liquidity could inhibit the Partnership's ability to sustain its operations or maximize the realization of proceeds from remarketing its remaining assets.

      Cash distributions to the General Partner and Recognized Owners had been declared and generally paid within fifteen days following the end of each calendar quarter. The payment of such distributions is reported under financing activities on the accompanying Statement of Cash Flows. No distributions were declared for the year ended December 31, 2000, however, the 1999 fourth quarter cash distribution of $82,643 was paid in January 2000. In any given year, it is possible that Limited Partners will be allocated taxable income in excess of distributed cash. This discrepancy between tax obligations and cash distributions may or may not continue in the future, and cash may or may not be available for distribution to the Recognized Owners adequate to cover any tax obligation.

     Cash distributions paid to the Recognized Owners consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Partnership and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, the residual value realized for each asset at its disposal date and the performance of the Partnership's non-equipment assets.

     The Partnership's capital account balances for federal income tax and for financial reporting purposes are different primarily due to differing treatments of income and expense items for income tax purposes in comparison to financial reporting purposes (generally referred to as permanent or timing differences; see Note 6 to the accompanying financial statements). For instance, selling commissions and organization and offering costs pertaining to syndication of the Partnership's limited partnership units are not deductible for federal income tax purposes, but are recorded as a reduction of partners' capital for financial reporting purposes. Therefore, such differences are permanent differences between capital accounts for financial reporting and federal income tax purposes. Other differences between the bases of capital accounts for federal income tax and financial reporting purposes occur due to timing differences. Such items consist of the cumulative difference between income or loss for tax purposes and financial statement income or loss. The principal components of the cumulative difference between financial statement income or loss and tax income or loss result from different depreciation policies for book and tax purposes and different treatments for book and tax purposes related to the real estate venture.

     For financial reporting purposes, the General Partner has accumulated a capital deficit at December 31, 2000. This is the result of aggregate cash distributions to the General Partner being in excess of its capital contribution of $1,000 and its allocation of financial statement net income or loss. Ultimately, the existence of a capital deficit for the General Partner for financial reporting purposes is not indicative of any further capital obligations to the Partnership by the General Partner. The Restated Agreement, as amended, requires that upon the dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital account balance.

     The outcome of the Class Action Lawsuit described in Note 7 to the accompanying financial statements will be the principal factor in determining the future of the Partnership's operations. The proposed settlement to that lawsuit, if effected, will materially change the future organizational structure and business interests of the Partnership, as well as its cash distribution policies. In addition, commencing with the first quarter of 2000, the General Partner suspended the payment of quarterly cash distributions pending final resolution of the Class Action Lawsuit. Accordingly, future cash distributions are not expected to be paid until the Class Action Lawsuit is settled or adjudicated.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of American Income Partners V-C Limited Partnership:

We have audited the accompanying statements of financial position of American Income Partners V-C Limited Partnership, as of December 31, 2000 and 1999, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of Echelon Residential Holdings LLC, (a limited liability company to which the Partnership has loaned $2,390,000), have been audited by other auditors whose report has been furnished to us; insofar as our opinion on the financial statements relates to data included for Echelon Residential Holdings LLC, it is based solely on their report.

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

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of American Income Partners V-C Limited Partnership at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

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

                                           /s/ ERNST & YOUNG LLP



Tampa, Florida
March 30, 2001

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                         STATEMENT OF FINANCIAL POSITION
                           DECEMBER 31, 2000 AND 1999

                                                              2000            1999
                                                          -----------     -----------
ASSETS

Cash and cash equivalents ............................    $ 1,192,547     $ 3,389,520
Rents receivable .....................................          3,745          87,000
Accounts receivable - affiliate ......................         87,015          27,866
Investment in real estate venture ....................      2,208,590            --
Equipment at cost, net of accumulated
   depreciation of $2,501,133 and $2,954,086
   at December 31, 2000 and 1999, respectively .......           --            26,236
                                                          -----------     -----------
        Total assets .................................    $ 3,491,897     $ 3,530,622
                                                          ===========     ===========


LIABILITIES AND PARTNERS' CAPITAL

Accrued liabilities ..................................    $   206,228     $   218,567
Accrued liabilities - affiliate ......................         14,239          10,419
Deferred rental income ...............................         15,500          18,000
Cash distributions payable to partners ...............           --            82,643
                                                          -----------     -----------
        Total liabilities ............................        235,967         329,629
                                                          -----------     -----------

Partners' capital (deficit):
General Partner ......................................       (868,714)       (871,461)
Limited Partnership Interests
   (930,443 Units; initial purchase price of $25 each)      4,124,644       4,072,454
                                                          -----------     -----------
        Total partners' capital ......................      3,255,930       3,200,993
                                                          -----------     -----------
        Total liabilities and partners' capital ......    $ 3,491,897     $ 3,530,622
                                                          ===========     ===========

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                2000          1999          1998
                                              --------    ----------    ----------

Income:
     Lease revenue .......................    $300,301    $  526,388    $  695,210
     Interest income .....................      96,082       167,124       118,339
     Gain on sale of equipment ...........      92,615       485,076       536,195
                                              --------    ----------    ----------
         Total income ....................     488,998     1,178,588     1,349,744
                                              --------    ----------    ----------

Expenses:
     Depreciation ........................      24,050        26,236       106,304
     Equipment management fees - affiliate      14,066        25,370        33,811
     Operating expenses - affiliate ......     214,535       274,245       474,591
     Partnership's share of unconsolidated
         real estate venture's loss ......     181,410          --            --
                                              --------    ----------    ----------
         Total expenses ..................     434,061       325,851       614,706
                                              --------    ----------    ----------

Net income ...............................    $ 54,937    $  852,737    $  735,038
                                              ========    ==========    ==========

Net income
       per limited partnership unit ......    $   0.06    $     0.87    $     0.75
                                              ========    ==========    ==========
Cash distributions declared
     per limited partnership unit ........    $   --      $     0.34    $     0.34
                                              ========    ==========    ==========

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                    GENERAL        RECOGNIZED OWNERS
                                    PARTNER      ----------------------
                                     AMOUNT       UNITS        AMOUNT          TOTAL
                                   ----------    ----------------------     -----------
Balance at December 31, 1997 ..    $(917,792)    930,443    $ 3,192,156     $ 2,274,364

    Net income - 1998 .........       36,752        --          698,286         735,038

    Cash distributions declared      (16,529)       --         (314,044)       (330,573)
                                   ---------     -------    -----------     -----------

Balance at December 31, 1998 ..     (897,569)    930,443      3,576,398       2,678,829

    Net income - 1999 .........       42,637        --          810,100         852,737

    Cash distributions declared      (16,529)       --         (314,044)       (330,573)
                                   ---------     -------    -----------     -----------

Balance at December 31, 1999 ..     (871,461)    930,443      4,072,454       3,200,993

    Net income - 2000 .........        2,747        --           52,190          54,937
                                   ---------     -------    -----------     -----------

Balance at December 31, 2000 ..    $(868,714)    930,443    $ 4,124,644     $ 3,255,930
                                   =========     =======    ===========     ===========

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                  2000                   1999                   1998
                                                            ----------------       ----------------       ----------------
Cash flows provided by (used in) operating activities:
    Net income                                              $         54,937       $        852,737       $        735,038
Adjustments to reconcile net income
   To net cash provided by operating activities:
     Depreciation......................................               24,050                 26,236                106,304
     Gain on sale of equipment.........................              (92,615)              (485,076)              (536,195)
     Partnership's share of unconsolidated
         real estate venture loss......................              181,410                     --                     --
Changes in assets and liabilities:
     Decrease (increase) in:
         Rents receivable..............................               83,255                (69,948)                 4,427
         Accounts receivable - affiliate...............              (59,149)               232,928               (114,681)
     Increase (decrease) in:
         Accrued liabilities...........................              (12,339)               (52,373)               261,740
         Accrued liabilities - affiliate...............                3,820                  2,183                 (7,820)
         Deferred rental income........................               (2,500)                15,530                 (2,550)
         Other liabilities.............................                   --               (201,000)               201,000
                                                            ----------------       ----------------       ----------------
                Net cash provided by operating activities            180,869                321,217                647,263
                                                            ----------------       ----------------       ----------------

Cash flows provided by (used in) investing activities:
         Proceeds from equipment sales.................               94,801                485,076                717,096
         Investment in real estate venture.............           (2,390,000)                    --                     --
                                                            ----------------       ----------------       ----------------
                Net cash (used in) provided by investing
                           activities..................           (2,295,199)               485,076                717,096
                                                            ----------------       ----------------       ----------------

Cash flows used in financing activities:
     Distributions paid................................              (82,643)              (330,573)              (330,573)
                                                            ----------------       ----------------       ----------------
                Net cash used in financing activities                (82,643)              (330,573)              (330,573)
                                                            ----------------       ----------------       ----------------

Net (decrease) increase in cash and cash
     equivalents.......................................           (2,196,973)               475,720              1,033,786
Cash and cash equivalents at beginning of year.........            3,389,520              2,913,800              1,880,014
                                                            ----------------       ----------------       ----------------
Cash and cash equivalents at end of year...............     $      1,192,547       $      3,389,520       $      2,913,800
                                                            ================       ================       ================

   The accompanying notes are an integral part of these financial statements

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2000


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

     Under the terms of a management agreement between the Partnership and AF/AIP Programs Limited Partnership and the terms of an identical management agreement between AF/AIP Programs Limited Partnership and EFG (collectively, the "Management Agreement"), management services are provided by EFG to the Partnership at fees which the General Partner believes to be competitive for similar services (see Note 5).

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

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

     The Partnership considers liquid investment instruments purchased with a maturity of three months or less to be cash equivalents. From time to time, the Partnership invests excess cash with large institutional banks in federal agency discount notes and repurchase agreements with overnight maturities. Under the terms of the agreements, title to the underlying securities passes to the Partnership. The securities underlying the agreements are book entry securities. At December 31, 2000, the Partnership had $1,072,838 invested in federal agency discount notes, repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities, or other highly liquid overnight investments.

REVENUE RECOGNITION

     Effective January 1, 2000, the Partnership adopted the provisions of Securities Exchange Commission Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"). SAB No. 101 provides guidance for the recognition, presentation and disclosure of revenue in financial statements. The adoption of SAB No. 101 had no impact on the Partnership's financial statements.

     Rents are payable to the Partnership monthly or quarterly and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. In certain instances, the Partnership may enter renewal or re-lease agreements which expire beyond the Partnership's anticipated dissolution date. This circumstance is not expected to prevent the orderly wind-up of the Partnership's business activities as the General Partner and EFG would seek to sell the then-remaining equipment assets either to the lessee or to a third party, taking into consideration the amount of future noncancellable rental payments associated with the attendant lease agreements. See also Note 7 regarding the Class Action Lawsuit. Future minimum rents of $288,160 are due as follows:


    For the year ending December 31, 2001............... $   210,120
                                     2002...............      66,420
                                     2003...............      11,620
                                                         -----------

                                     Total.............. $   288,160
                                                         ===========

     Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 2000, 1999, and 1998 are as follows:

                                    2000         1999         1998
                                  --------     --------     --------

Zeigler Coal Holding Company      $193,500     $216,000     $198,000
Mobil Oil Company ...........     $ 38,620     $   --       $   --
Rexam Beverage Can Company ..     $ 31,648     $   --       $   --
Ford Motor Company ..........     $   --       $105,750     $   --
Westinghouse Electric Company     $   --       $ 66,600     $163,640
Rose's Stores, Inc. .........     $   --       $   --       $ 89,785

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

REAL ESTATE LOAN

      The Partnership accounts for the loan to a real estate company using the guidance set forth in the Third Notice to Practitioners by the American Institute of Certified Public Accountants ("AICPA") in February 1986 entitled "ADC Arrangements" (the "Third Notice"). The Partnership has evaluated this loan and has determined that real estate accounting is appropriate. This determination affects the Partnership's balance sheet classification of the loan and the recognition of revenues derived therefrom. The Third Notice was issued to address those real estate acquisition, development and construction arrangements where a lender has virtually the same risk and potential rewards as those of owners or joint ventures. Emerging Issues Task Force ("EITF") 86-21, "Application of the AICPA Notice to Practitioners regarding Acquisition, Development and Construction Arrangements to Acquisition of an Operating Property" expanded the applicability of the Third Notice to entities other than financial institutions.

      Based on the applicability of the Third Notice, EITF 86-21 and consideration of the economic substance of the transaction, the loan is considered to be an investment in a real estate venture for accounting purposes. In accordance with the provisions of Statement of Position No. 78-9, "Accounting for Investments in Real Estate Ventures", the Partnership reports its share of income or loss of the real estate company under the equity method of accounting.

IMPAIRMENT OF LONG-LIVED ASSETS

The carrying value of long-lived assets, including equipment and the real estate loan, will be reviewed for impairment whenever events or changes in circumstances indicate that the recorded value cannot be recovered from undiscounted future cash flows.

ACCRUED LIABILITIES - AFFILIATE

     Unpaid operating expenses paid by EFG on behalf of the Partnership and accrued but unpaid administrative charges and management fees are reported as Accrued Liabilities - Affiliate (see Note 5).

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

CONTINGENCIES

     It is the Partnership's policy to recognize a liability for goods and services during the period when the goods or services are received. To the extent that the Partnership has a contingent liability, meaning generally a liability the payment of which is subject to the outcome of a future event, the Partnership recognizes a liability in accordance with Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" ("SFAS No. 5"). SFAS No. 5 requires the recognition of contingent liabilities when the amount of liability can be reasonably estimated and the liability is probable.

     The Partnership is a Nominal Defendant in a Class Action Lawsuit. In 1998, a settlement proposal to resolve that litigation was negotiated and remains pending (see Note 7). The Partnership's estimated exposure for costs anticipated to be incurred in pursuing the settlement proposal is approximately $378,000 consisting principally of legal fees and other professional service costs. These costs are expected to be incurred regardless of whether the proposed settlement ultimately is effected and, therefore, the Partnership expensed approximately $287,000 for these costs in 1998 following the Court's approval of the settlement plan. The cost estimate is subject to change and is monitored by the General Partner based upon the progress of the settlement proposal and other pertinent information. As a result, the Partnership expensed additional amounts of approximately $41,000 and $50,000 for such costs in 2000 and 1999, respectively.

ALLOCATION OF PROFITS AND LOSSES

     For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). See Note 6 concerning allocation of income or loss for income tax purposes.

NET INCOME (LOSS) AND CASH DISTRIBUTIONS PER UNIT

     Net income (loss) and cash distributions per Unit are based on 930,443 units outstanding during the years ended December 31, 2000, 1999 and 1998 and computed after allocation of the General Partner's 5% share of net income (loss) and cash distributions.

PROVISION FOR INCOME TAXES

     No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their separate tax returns.

NOTE 3 - EQUIPMENT

     The following is a summary of equipment owned by the Partnership at December 31, 2000. Remaining Lease Term (Months), as used below, represents the number of months remaining from December 31, 2000 under contracted lease terms and is presented as a range when more than one lease agreement is contained in the stated equipment category. A Remaining Lease Term equal to zero reflects equipment either held for sale or re-lease or being leased on a month-to-month basis. In the opinion of EFG, the acquisition cost of the equipment did not exceed its fair market value.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

                                                               REMAINING
                                                              LEASE TERM            EQUIPMENT
                    EQUIPMENT TYPE                              (MONTHS)             AT COST            LOCATION
------------------------------------------------------      ---------------     -----------------   -----------------
Construction and mining...............................           9-15           $       2,183,641   DE/WY
Materials handling....................................            0-3                     105,465   GA/NC/NY/SC
Motor vehicles........................................             31                     212,027   NJ
                                                                                -----------------
   Total equipment cost...............................                                  2,501,133
   Accumulated depreciation...........................                                  2,501,133
                                                                                -----------------
   Equipment, net of accumulated depreciation.........                          $              --
                                                                                =================

     Generally, the costs associated with maintaining, insuring and operating the Partnership's equipment are incurred by the respective lessees pursuant to terms specified in their individual lease agreements with the Partnership.

     As equipment is sold to third parties, or otherwise disposed of, the Partnership recognizes a gain or loss equal to the difference between the net book value of the equipment at the time of sale or disposition and the proceeds realized upon sale or disposition. The ultimate realization of estimated residual value in the equipment is dependent upon, among other things, EFG's ability to maximize proceeds from selling or re-leasing the equipment upon the expiration of the primary lease terms. At December 31, 2000, all of the Partnership's equipment was subject to contracted leases or being leased on a month-to-month basis.

NOTE 4 - INVESTMENT IN REAL ESTATE VENTURE

     On March 8, 2000, the Partnership and 10 affiliated partnerships (the "Exchange Partnerships") collectively loaned $32 million to Echelon Residential Holdings LLC ("Echelon Residential Holdings"), a newly formed real estate company. Echelon Residential Holdings is owned by several investors, including James A. Coyne, Executive Vice President of EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities.

     The Partnership's loan is $2,390,000. Echelon Residential Holdings, through a wholly-owned subsidiary (Echelon Residential LLC), used the loan proceeds to acquire various real estate assets from Echelon International Corporation, a Florida-based real estate company. The loan has a term of 30 months, maturing on September 8, 2002, and an annual interest rate of 14% for the first 24 months and 18% for the final six months. Interest accrues and compounds monthly and is payable at maturity. In connection with the transaction, Echelon Residential Holdings has pledged a security interest in all of its right, title and interest in and to its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral.

     The loan is presented in accordance with the guidance for ADC Arrangements as described in Note 2, Real Estate Loans, in the Partnership's financial statements as of and for the year December 31, 2000. The loan is accounted for as an investment in real estate venture and is presented net of the Partnership's share of losses in Echelon Residential Holdings. For the period ended December 31, 2000, the Partnership's share of losses in Echelon Residential Holdings was $181,410 and is reflected on the Statement of Operations as "Partnership's share of unconsolidated real estate venture's loss."

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

     The summarized financial information for Echelon Residential Holdings as of December 31, 2000 and for the period March 8, 2000 (commencement of operations) through December 31, 2000 is as follows:

          Total assets.................................   $    68,580,891
          Total liabilities............................   $    70,183,162
          Minority interest............................   $     2,257,367
          Total deficit ...............................   $    (3,859,638)

          Total revenues...............................   $     5,230,212
          Total expenses, minority interest and
            equity in loss of unconsolidated joint
            venture....................................   $    11,936,238
          Net loss.....................................   $    (6,706,026)


NOTE 5 - RELATED PARTY TRANSACTIONS

     All operating expenses incurred by the Partnership are paid by EFG on behalf of the Partnership and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the years ended December 31, 2000, 1999 and 1998 which were paid or accrued by the Partnership to EFG or its Affiliates, are as follows:

                                                                           2000               1999                1998
                                                                     --------------     ---------------     ---------------
Equipment management fees.......................................     $       14,066     $       25,370      $        33,811
Administrative charges..........................................             75,414             81,682               55,692
Reimbursable operating expenses due to third parties............            139,121            192,563              418,899
                                                                     --------------     --------------      ---------------

                                Total...........................     $      228,601     $      299,615      $       508,402
                                                                     ==============     ==============      ===============

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

     All equipment was acquired from EFG, one of its Affiliates or from third-party sellers. The Partnership's Purchase Price was determined by the method described in Note 2, "Equipment on Lease".

     All rents and proceeds from the sale of equipment are paid directly to EFG. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Partnership. At December 31, 2000, the Partnership was owed $87,015 by EFG for such funds and the interest thereon. These funds were remitted to the Partnership in January 2001.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


     Certain affiliates of the General Partner own Units in the Partnership as follows:

    ----------------------------------------- ------------ ------------------
                                               Number of     Percent of Total
                      Affiliate               Units Owned   Outstanding Units
    ----------------------------------------- ------------ ------------------

    Atlantic Acquisition Limited Partnership       59,877               6.44%
    ----------------------------------------- ------------ ------------------

    Old North Capital Limited Partnership           7,850               0.84%
    ----------------------------------------- ------------ ------------------

         Atlantic Acquisition Limited Partnership ("AALP") and Old North Capital Limited Partnership ("ONC") are both Massachusetts limited partnerships formed in 1995. The general partners of AALP and ONC are controlled by Gary D. Engle. EFG owns limited partnership interests, representing substantially all of the economic benefit, in AALP and the limited partnership interests of ONC are owned by Semele. Gary D. Engle is Chairman and CEO of Semele and President and Chief Executive Officer of EFG and sole shareholder and Director of EFG's general partner.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


NOTE 6 - INCOME TAXES

     The Partnership is not a taxable entity for federal income tax purposes. Accordingly, no provision for income taxes has been recorded in the accounts of the Partnership.

     For financial statement purposes, the Partnership allocates net income or loss to each class of partner according to their respective ownership percentages (95% to the Recognized Owners and 5% to the General Partner). This convention differs from the income or loss allocation requirements for income tax and Dissolution Event purposes as delineated in the Restated Agreement, as amended. For income tax purposes, the Partnership allocates net income or net loss, in accordance with the provisions of such agreement. The Restated Agreement, as amended, requires that upon dissolution of the Partnership, the General Partner will be required to contribute to the Partnership an amount equal to any negative balance which may exist in the General Partner's tax capital account. At December 31, 2000, the General Partner had a positive tax capital balance.

     The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000, 1999 and 1998:

                                                     2000           1999           1998
                                                  ---------      ---------      ---------
Net income ..................................     $  54,937      $ 852,737      $ 735,038
     Financial statement depreciation in
       excess of (less than) tax depreciation        16,826        (43,437)       (21,717)
     Interest income - real estate venture ..       291,864           --             --
     Partnership's share of unconsolidated
       real estate venture's loss ...........       181,410           --             --
     Deferred rental income .................        (2,500)        15,530         (2,550)
     Other ..................................       (12,256)      (117,658)       148,783
                                                  ---------      ---------      ---------
Net income for federal income
     tax reporting purposes .................     $ 530,281      $ 707,172      $ 859,554
                                                  =========      =========      =========


     The principal component of "Other" consists of the difference between the tax and financial statement gain and loss on equipment disposals.

     The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 2000 and 1999:

                                                                    2000           1999
                                                                ----------     ----------

Partners' capital .........................................     $3,255,930     $3,200,993

     Add back selling commissions and organization
        and offering costs ................................      2,611,871      2,611,871

     Cumulative difference between federal income tax
        and financial statement income (loss) .............        488,764         13,420
                                                                ----------     ----------

Partners' capital for federal income tax reporting purposes     $6,356,565     $5,826,284
                                                                ==========     ==========

     Cumulative difference between federal income tax and financial statement income represent timing differences.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

NOTE 7 - LEGAL PROCEEDINGS

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

     On March 8, 2000, the Exchange Partnerships collectively made a $32 million loan as permitted by the Second Amended Stipulation approved by the Court. The Partnership's portion of the aggregate loan is $2,390,000. The loan consists of a term loan to Echelon Residential Holdings, a newly-formed real estate company that is owned by several independent investors and, in his individual capacity, James A. Coyne, Executive Vice President of EFG. In addition, certain affiliates of the General Partner made loans to Echelon Residential Holdings in their individual capacities. Echelon Residential Holdings, through a wholly owned subsidiary ("Echelon Residential LLC"), used the loan proceeds, along with the loan proceeds from similar loans by ten affiliated partnerships representing $32 million in the aggregate, to acquire various real estate assets from Echelon International Corporation, an independent Florida-based real estate company. The loan has a term of 30 months maturing on September 8, 2002 and bears interest at the annual rate of 14% for the first 24 months and 18% for the final six months of the term. Interest accrues and compounds monthly but is not payable until maturity. Echelon Residential Holdings has pledged its membership interests in Echelon Residential LLC to the Exchange Partnerships as collateral for the loan.

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

     The Second Amended Stipulation, as well as the Amended Stipulation and the original Stipulation of Settlement, prescribe certain conditions necessary to effect a final settlement, including providing the partners of the Exchange Partnerships with the opportunity to object to the participation of their partnership in the Consolidation. Assuming the proposed settlement is effected according to present terms, the Partnership's share of legal fees and expenses related to the Class Action Lawsuit and the Consolidation is estimated to be approximately $378,000, of which approximately $41,000, $50,000 and $287,000 was expensed by the Partnership in 2000, 1999 and 1998, respectively.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

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

     In addition to the foregoing, the Partnership is a party to other lawsuits that have arisen out of the conduct of its business, principally involving disputes or disagreements with lessees over lease terms and conditions as described below:

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

     The Plaintiffs are seeking damages for, among other things, breach of contract arising out of Transmeridian's refusal to repair or replace burned engine blades found in one engine during a pre-return inspection of an aircraft leased by Transmeridian from the Plaintiffs, a Boeing 727-251 ADV aircraft (the "Aircraft"). The estimated cost to repair the engine and lease a substitute engine during the repair period was approximately $488,000. Repairs were completed in June 1999. The Plaintiffs intend to enforce written guarantees issued by Apple Vacations that absolutely and unconditionally guarantee Transmeridian's performance under the lease agreement and are seeking recovery of all costs, lost revenue and monetary damages in connection with this matter. Notwithstanding the foregoing, the Plaintiffs were required to advance the cost of repairing the engine and leasing a substitute engine and cannot be certain whether the guarantees will be enforced. Therefore, the Partnership accrued and expensed its share of these costs, or approximately $23,000 in 1998 and $7,000 in 1999. On September 22, 2000, Transmeridian filed a petition for bankruptcy reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the Northern District of Georgia in Atlanta (the "Bankruptcy Court"). This filing automatically stayed all pending litigation against Transmeridian, including this action. The Bankruptcy filings indicate Transmeridian has at least $24 million in debt. In January 2001, Transmeridian filed a reorganization plan and disclosure statement indicating that little if any money will be available for distribution to unsecured creditors like the Partnership. The Partnership's counsel has recently initiated discussions with Transmeridian's counsel concerning settlement of the claims against Transmeridian. No assurances can be given that a settlement will be reached.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)

     On March 2, 2001, the Partnership's counsel filed a motion in the Bankruptcy Court asking the Court to lift the automatic stay of this Massachusetts proceeding so that it may proceed to final judgment. The Bankruptcy Court has scheduled a hearing on this motion for April 10, 2001. Transmeridian's bankruptcy counsel has indicated that he is considering asking the Court to move this Massachusetts action to Georgia and consolidate it with the bankruptcy proceeding. The General Partner cannot predict the outcome of its motion for relief from stay or Transmeridian's efforts to transfer venue of the Massachusetts action.

     Notwithstanding the Transmeridian bankruptcy, the General Partner plans to vigorously pursue enforcement of the written guarantees issued by Apple Vacations; however, it is too early to predict the Plaintiffs' likelihood of success. This aircraft was sold in June 1999.

ACTION INVOLVING NORTHWEST AIRLINES, INC.

     On September 22, 1995, Investors Asset Holding Corp. and First Security Bank, N.A., trustees of the Partnership and certain affiliated investment programs (collectively, the "Plaintiffs"), filed an action in United States District Court for the District of Massachusetts against a lessee of the Partnership, Northwest Airlines, Inc. ("Northwest"). The Complaint alleges that Northwest did not fulfill its maintenance and return obligations under its Lease Agreements with the Plaintiffs and seeks declaratory judgment concerning Northwest's obligations and monetary damages. Northwest filed an Answer to the Plaintiffs' Complaint and a motion to transfer the venue of this proceeding to Minnesota. The Court denied Northwest's motion. On June 29, 1998, a United States Magistrate Judge recommended entry of partial summary judgment in favor of the Plaintiffs. Northwest appealed this decision. On April 15, 1999, the United States District Court Judge adopted the Magistrate Judge's recommendation and entered partial summary judgment in favor of the Plaintiffs on their claims for declaratory judgment. The parties then undertook a second phase of discovery, focused on damages. This second phase of damages is scheduled to conclude in April 2001 with the completion of depositions of the parties' experts. In February 2001 the District Court also denied summary judgment on certain of the Plaintiffs' other claims, including their tort claims for conversion. If no settlement is reached, the Plaintiffs will proceed to trial for an assessment of damages. No firm trial date has been established at this time; however, if a trial should become necessary, it is not expected to occur before June 2001. The General Partner believes that the Plaintiff's claims ultimately will prevail and that the Partnership's financial position will not be adversely affected by the outcome of this action.

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP
                        NOTES TO THE FINANCIAL STATEMENTS

                                   (CONTINUED)


NOTE 8 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 2000 and 1999:

                                                   THREE MONTHS ENDED
                                  --------------------------------------------------
                                MARCH 31,     JUNE 30,   SEPTEMBER 30,   DECEMBER 31,     TOTAL

           2000
Total lease revenue .........    84,318       77,355        72,844         65,784       300,301
Net income (loss) ...........    78,022       70,190       (33,877)       (59,398)       54,937
Net income (loss) per
  limited partnership unit...      0.08         0.07         (0.03)         (0.06)         0.06


           1999
Total lease revenue .........   141,341      118,189        86,039        180,819       526,388
Net income ..................   110,700      491,773       116,179        134,085       852,737
Net income per
  limited partnership unit ...     0.11         0.50          0.12           0.14          0.87

     The Partnership's net income in the three months ended June 30, 1999 is primarily the result of the sale of the Partnership's interest in two aircraft, resulting in a net gain, for financial statement purposes of $485,076.

                        ADDITIONAL FINANCIAL INFORMATION

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

         SCHEDULE OF EXCESS (DEFICIENCY) OF TOTAL CASH GENERATED TO COST
                              OF EQUIPMENT DISPOSED

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

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

     The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 2000, 1999 and 1998.

                                               2000            1999            1998
                                             --------      ----------      ----------
Rents earned prior to disposal of
     equipment, net of interest charges      $896,157      $4,789,486      $1,285,390

Sale proceeds realized upon disposition
     of equipment .....................        94,801         485,076         717,096
                                             --------      ----------      ----------

Total cash generated from rents
     and equipment sale proceeds ......       990,958       5,274,562       2,002,486

Original acquisition cost of equipment
     disposed .........................       479,189       3,782,679       1,099,088
                                             --------      ----------      ----------

Excess of total cash generated to cost
     of equipment disposed ............      $511,769      $1,491,883      $  903,398
                                             ========      ==========      ==========

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                   SALES AND
                                                  OPERATIONS      REFINANCINGS         TOTAL
                                                 -----------      ------------     -----------
Net (loss) income .........................      $   (37,678)      $  92,615       $    54,937

Add:
     Depreciation .........................           24,050            --              24,050
     Management fees ......................           14,066            --              14,066
     Book value of disposed assets ........             --             2,186             2,186
     Partnership's share of unconsolidated
         real estate venture's loss .......          181,410            --             181,410
                                                 -----------       ---------       -----------

     Cash from operations, sales and
        refinancings ......................          181,848          94,801           276,649

Less:
     Management fees ......................          (14,066)           --             (14,066)
                                                 -----------       ---------       -----------

     Distributable cash from operations,
        sales and refinancings ............          167,782          94,801           262,583

Other sources and uses of cash:
     Cash and cash equivalents at
        beginning of year .................        2,848,494         541,026         3,389,520
     Net change in receivables and accruals           13,087            --              13,087
     Investment in real estate venture ....       (1,836,816)       (553,184)       (2,390,000)

Less:
     Cash distributions paid ..............             --           (82,643)          (82,643)
                                                 -----------       ---------       -----------

Cash and cash equivalents at end of year ..      $ 1,192,547       $    --         $ 1,192,547
                                                 ===========       =========       ===========

                AMERICAN INCOME PARTNERS V-C LIMITED PARTNERSHIP

                       SCHEDULE OF COSTS REIMBURSED TO THE
                 GENERAL PARTNER AND ITS AFFILIATES AS REQUIRED
                   BY SECTION 10.4 OF THE AMENDED AND RESTATED
                AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

                      FOR THE YEAR ENDED DECEMBER 31, 2000

     For the year ended December 31, 2000, the Partnership reimbursed the General Partner and its Affiliates for the following costs:

     Operating expenses                  $      223,054